AGREEMENT AND PLAN OF MERGER

Dated as of November 23, 2011

by and among

SOLBAR INDUSTRIES LTD.,

CHS, INC.,

and

SCIENCE MERGER SUB LTD.

SECTION 3.5. Company Israeli Documents; Internal Controls; Financial Statements; Undisclosed Liabilities 10

SECTION 5.1. Preparation of Immediate Reports; Company Shareholder Meeting 38

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries; Fees and Expenses 59

LIST OF EXHIBITS

Exhibit A	Form of Merger Proposal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2011 (this “Agreement”), is by and among CHS, Inc., a Minnesota corporation (“Parent”), Science Merger Sub Ltd., an Israeli company and a wholly owned Subsidiary of Parent (“Merger Sub”), and Solbar Industries Ltd., an Israeli company (the “Company”). Certain terms used in this Agreement are defined in Section 8.10.

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), Parent, Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which Merger Sub shall cease to exist, the Company shall become a wholly-owned subsidiary of Parent or any Subsidiary of Parent to which Parent assigns all of its shares of the Merger Sub prior to the Effective Time, and the Company Ordinary Shares issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of Parent and the Board of Directors and shareholders of Merger Sub have each approved this Agreement, the Merger and the other Transactions, on the terms and subject to the conditions in this Agreement;

WHEREAS, the Board of Directors of the Company has approved and declared advisable and in the best interests of the Company and its shareholders this Agreement, the Merger and the other Transactions, on the terms and subject to the conditions in this Agreement; and

WHEREAS, the Board of Directors of the Company has resolved to recommend that the shareholders of the Company vote “For” approval of this Agreement and the Merger at the Company Shareholder Meeting.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
The Merger

SECTION 1.1. The Merger. Upon the terms and subject to the conditions in this Agreement and the applicable provisions of the Israeli Companies Law, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with Section 323 of the Israeli Companies Law, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the company surviving the Merger and become a wholly-owned subsidiary of Parent (the “Surviving Company”).

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place as promptly as reasonably practicable (but no later than the fifth business day) after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Naschitz, Brandes & Co., 5 Tuval Street, Tel Aviv, Israel, unless another time, date or place is agreed to in writing by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.”

SECTION 1.3. Effective Time. Immediately following the Closing, Merger Sub and the Company shall deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice informing the Companies Registrar of the Merger and requesting the Companies Registrar to issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law (the “Certificate of Merger”). The parties hereto shall use their commercially reasonable efforts to obtain the Certificate of Merger on, or as soon as possible after, the Closing Date. The Merger shall become effective upon the issuance and delivery by the Companies Registrar of the Certificate of Merger in accordance with the Israeli Companies Law. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the Israeli Companies Law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, (b) all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company and (c) all properties, rights, privileges, immunities, powers and franchises of the Surviving Company shall continue unaffected by the Merger in accordance with the Israeli Companies Law.

SECTION 1.5. Articles of Association of the Surviving Company. The articles of association of the Company, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Company, until thereafter amended as provided therein or by applicable Law.

SECTION 1.6. Directors and Officers of the Surviving Company and its Subsidiaries.

(a) Effective as of the Effective Time, each member of the respective Boards of Directors (or equivalent governing bodies) of the Company’s Subsidiaries (to the extent entitled to be appointed or removed by the Company) shall resign or be removed and replaced with successors selected by Parent; provided that Parent may request that any acting director of a Subsidiary remain in office after the Effective Time to the extent and for the period reasonably necessary for Company to designate replacement directors under relevant Law and the parties shall then not take any action to cause the removal or resignation of such director. Effective as of the Effective Time, each member of the Board of Directors (or equivalent governing bodies) of the Company shall resign or be removed and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the Effective Time, until their respective successors are duly elected or appointed or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Company.

(b) The parties hereto shall take all reasonable actions necessary so that from and after the Effective Time, the individuals designated by Parent not later than ten days prior to the Closing Date shall be the officers of the Surviving Company, until their respective successors are duly appointed or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Company.

SECTION 1.7. Approval Procedures. The parties acknowledge and agree that the Merger and the other Transactions will be consummated in accordance with Section 314 through Section 327 of the Israeli Companies Law.

ARTICLE II

Effect of the Merger on Share Capital of Constituent Companies; Exchange of Certificates;
Options

SECTION 2.1. Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of ordinary shares, par value NIS 1 per share, of the Company (“Company Ordinary Shares”) or any share capital of Merger Sub:

(a) Share Capital of Merger Sub. Each issued and outstanding share of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable ordinary share of the Surviving Company and the shares of the Surviving Company into which the shares of Merger Sub ordinary shares are so converted shall be the only shares of the Surviving Company that are issued and outstanding immediately after the Effective Time. From and after the Effective Time, all certificates representing the shares of Merger Sub shall be deemed for all purposes to represent the number of ordinary shares of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Treasury/Dormant Shares. Any Company Ordinary Shares that are owned by the Company or a Subsidiary thereof shall be cancelled and retired without any conversion or consideration paid in respect thereof, and shall cease to exist.

(c) Company Ordinary Shares. Each issued and outstanding Company Ordinary Share (other than those referenced in Section 2.1(b)) shall cease to be outstanding, shall be cancelled and be converted into the right to receive from Parent $4.00 in cash without interest per Company Ordinary Share (the amount payable to a holder of Company Ordinary Shares as a result of the Merger, the “Merger Consideration”, and in the aggregate, the “Aggregate Merger Consideration”). As of the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding Company Ordinary Shares (each, a “Certificate”), and each owner of any Book-Entry Company Shares, shall cease to have any rights with respect to such Certificate or the Company Ordinary Shares formerly represented thereby or to such Book-Entry Company Shares, as applicable, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b). If, at any time after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be marked cancelled.

SECTION 2.2. Surrender and Payment Procedures.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that maintains an office in Israel to act as paying agent for the holders of Company Ordinary Shares in connection with the Merger (the “Paying Agent”). The Paying Agent shall receive, and hold in trust for the benefit of holders of Company Ordinary Shares, the Aggregate Merger Consideration. Parent shall deposit the Aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Pending its disbursement to such holders, the Paying Agent shall invest the Merger Consideration deposited with it as directed by Parent or, after the Effective Time, the Surviving Company; provided, that, (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, and (ii) no such investment shall have maturities that could prevent or delay payments to be made to the former Company shareholders pursuant to this Article II. Any net profit resulting from, or interest or income produced by, the Merger Consideration deposited with the Paying Agent shall be payable to Parent or as Parent otherwise directs.

(b) Paying Agent Payment Procedures. Parent and the Surviving Company shall instruct the Paying Agent to, as promptly as reasonably practicable (but not later than the second business day) after the Effective Time:

(i) release to the Company’s registration company (the “Registration Company”), for the benefit of the beneficial owners of Company Ordinary Shares outstanding immediately prior to the Effective Time that are registered in the name of the Registration Company for the benefit of TASE members (“Book Entry Company Shares”), cash in an amount equal to the product of (A) the Merger Consideration payable per Company Ordinary Share, multiplied by (B) the number of Book Entry Company Shares (the product of (A) and (B), the “Book-Entry Fund”). The Registration Company shall promptly deliver the Book-Entry Fund to the TASE Clearinghouse, which shall deliver the respective and appropriate portion of the Book-Entry Fund to each of the beneficial owners of Book Entry Company Shares in accordance with applicable customary stock surrender and payment procedures and regulations of TASE; and

(ii) mail to each holder of record of a Certificate, excluding any Certificate representing Company Ordinary Shares held of record by the Registration Company, a letter which shall specify instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration for the Company Ordinary Shares formerly represented thereby. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such properly completed and validly executed documents as may reasonably be required by the Paying Agent, the surrendered Certificate shall forthwith be cancelled in the Company’s books and the surrendering holder shall be promptly paid the Merger Consideration (less any required withholding for Tax) for the Company Ordinary Shares formerly represented by such Certificate. Notwithstanding the surrender and payment procedure described in this Section 2.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the Merger Consideration for the Company Ordinary Shares formerly represented thereby as contemplated by this Article II.

(c) Shareholder Register. The Merger Consideration paid in respect of Company Ordinary Shares (whether in the form of Book Entry Company Shares or represented by a Certificate) pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Ordinary Shares, and at the Effective Time, the shareholder register of the Company shall be closed and thereafter there shall be no further registration of transfers on the shareholder register of the Surviving Company.

(d) Lost, Stolen or Destroyed Certificates. The Paying Agent shall pay the applicable Merger Consideration in exchange for any Company Ordinary Shares formerly represented by a purportedly lost, stolen or destroyed Certificate, subject to the Person claiming such Certificate to be lost, stolen or destroyed delivering an affidavit of loss, in a form reasonably acceptable to Parent, which affidavit shall set forth such claim and shall include an indemnity against any claim that may be made against Parent or the Surviving Company with respect to such Certificate. Any reference made in this Agreement to a “Certificate” shall include an affidavit of loss in lieu thereof that complies with the foregoing requirements.

(e) Termination of Payment Funds. At any time following the first anniversary of the Closing Date, the Surviving Company may require the Paying Agent to deliver to it any funds (including the proceeds of any investments with respect thereto) deposited with the Paying Agent which have not been disbursed to the former holders of Company Ordinary Shares, and the Surviving Company shall be entitled to require the Registration Company to return any portion of the Book-Entry Fund not distributed to the beneficial owners of the Book Entry Company Shares, and thereafter such former holders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) as general creditors thereof under applicable law with respect to the payment of any Merger Consideration that may be payable with respect to Company Ordinary Shares.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, nor the Surviving Company or the Paying Agent shall be liable to any Person for any amount properly delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Company, the Registration Company, the TASE members, the Paying Agent and the 102 Trustee shall be entitled to deduct and withhold from the consideration otherwise payable directly or indirectly to any former holder of Company Ordinary Shares and/or Options (as the case may be) pursuant to this Agreement, any amounts required to be deducted and withheld from such payments under the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), or under any other applicable state, local, domestic or foreign Law; provided, however, that at least three (3) business days prior to any payment payable if a valid certificate or ruling from the ITA, which provides a withholding tax exemption or a reduced Tax rate, is provided to the Parent, the TASE member, the Surviving Company, the Registration Company, the Paying Agent or the 102 Trustee, as applicable, in form and substance acceptable thereto, as the case may be, the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, from the aggregate Merger Consideration or Option Consideration, as the case may be, payable pursuant to this Agreement shall be made in accordance with the provisions of such ruling or certificate. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by or on behalf of Parent or the Surviving Company (such as, by a TASE member, the Registration Company, the Paying Agent or the 102 Trustee), Parent or the Surviving Company, as the case may be, shall be treated as though it withheld an appropriate amount of consideration otherwise payable pursuant to this Agreement to any former holder of Company Ordinary Shares and/or Options (as the case may be) and paid an appropriate amount to such Governmental Authority. Any amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes as having been paid directly to the Person in respect of which such deduction and withholding was made.

SECTION 2.3. Options.

(a) Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option to acquire Company Ordinary Shares (each, an “Option”) issued and outstanding immediately prior to the Effective Time shall be cancelled, terminated and converted at the Effective Time into the right to receive only the Option Consideration for each Company Ordinary Share then subject to such Options. In each case, the Option Consideration each holder of Options is entitled to receive for such Options shall be rounded to the nearest cent and computed after aggregating the cash amounts payable for all Options held by such holder. Upon the Effective Time, all Options shall no longer be outstanding and shall automatically cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the rights to receive any cash payments, as expressly set forth herein. For purposes of the foregoing, the applicable exercise price of each Option shall be calculated in U.S. Dollars in accordance with the representative rate of the U.S. Dollar in NIS, as published by the Bank of Israel on the third business day prior to the Closing Date.

(b) Option Consideration; Payment Timing. As promptly as reasonably practicable following the Effective Time, and in any event not later than the second business day thereafter, Parent shall transfer, or cause to be transferred, to the account designated by the 102 Trustee, in cooperation with the Company, the aggregate Option Consideration that holders of Options are entitled to receive pursuant to Section 2.3(a); provided, that in lieu of making such deposit, Parent may elect to pay such Option Consideration directly to such holders through the Surviving Company’s or its applicable Subsidiaries’ ordinary payroll mechanisms or through some other payment procedure, unless such payment mechanism will result in the loss of a Tax benefit otherwise available to the applicable Option holder or is prohibited by the terms of the applicable Company Share Plan or applicable Law. All payments with respect to Options, as set forth on Section 3.2(a) of the Company Disclosure Schedule (the “Option Schedule”), shall be delivered, or caused to be delivered, by Parent to the 102 Trustee, as soon as reasonably practicable after the Effective Time (but not later than the second business day thereafter), to be held and distributed pursuant to the agreement with the 102 Trustee, the terms governing the applicable Option and applicable Laws (including the provisions of Section 102 of the Ordinance and the rules and regulations promulgated thereunder) and the Options Tax Ruling is obtained. The 102 Trustee shall comply with any applicable Israeli Tax withholding requirements with respect to payments in respect of Company 102 Securities and with any procedures required by the Options Tax Ruling, if obtained.

(c) Company Share Plans. Prior to the Effective Time, the Company shall take all actions and make any amendments to the terms of the Company Share Plans and related award agreements, to the extent required to effect the treatment provided in this Section 2.3.

SECTION 2.4. Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into shares of the Company), cash dividends, stock issuance or sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of the Company occurring on or after the date hereof and prior to the Effective Time.

SECTION 2.5. Payment Currency. All payments of the Total Consideration shall be made, at Parent’s election, in United States Dollars or in NIS calculated in accordance with the representative rate of the U.S. Dollar in NIS, as published by the Bank of Israel on the third business day prior to the Closing Date.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”)(it being understood that any information disclosed in a specific section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the Company Disclosure Schedule to which it is reasonably apparent that such disclosed information is responsive):

SECTION 3.1. Organization, Standing and Corporate Power.

(a) The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (to the extent such status is recognized in such jurisdictions) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased makes such licensing or qualification necessary, except where the failure to be so licensed, qualified and/or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of incorporation or organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company held by the Company have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 3.1(b) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all such shares that are owned by the Company or its Subsidiaries are owned free and clear of all Liens. Neither the Company nor any Subsidiary of the Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any capital stock or other ownership interest of the Company or any Subsidiary or any convertible securities or rights, warrants or options of the type described in the preceding sentence. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is party to any agreement restricting the voting or transfer of any share capital or other ownership interest of the Company or any Subsidiary. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, voting securities or equity or other ownership interests in any Person.

(c) The Company has delivered to Parent correct and complete copies of its articles of association (the “Company Charter Documents”) and correct and complete copies of the memorandum of association, articles of association, certificates of incorporation and bylaws (or comparable organizational and governing documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended. All such Company Charter Documents and Subsidiary Documents are in full force and effect. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2009.

SECTION 3.2. Capitalization.

(a) The authorized share capital of the Company is NIS 40,000,000 divided into 40,000,000 ordinary shares, with a par value of NIS 1 per share, of which (i) 32,047,972 Company Ordinary Shares are issued and outstanding, (ii) 300,000 Company Ordinary Shares are dormant shares that are issued and held by a Subsidiary of the Company, (iii) 1,200,000 Company Ordinary Shares are subject to outstanding Options granted under the Company Share Plans and (iv) 1,000,000 Company Ordinary Shares are subject to issuance upon conversion of Convertible Debt outstanding as of the date hereof and 750,000 Company Ordinary Shares are subject to issuance upon conversion of Convertible Debt if the Company shall make the payment scheduled for December 25, 2011. All outstanding Company Ordinary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All outstanding Options are 102 Securities and shall be vested and exercisable as of immediately prior to the Effective Time. Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding Options and other rights to purchase or receive Company Ordinary Shares (or other equity interests) granted under the Company Share Plans or otherwise, and, for each such Option or other right, to the extent applicable, the number of Company Ordinary Shares subject thereto, the terms of vesting, the Company Share Plan pursuant to which it was granted, the grant and expiration dates, the exercise price thereof (and applicable currency), the amount of Option Consideration payable therefor at the Effective Time, the name of the holder thereof, and whether the vesting of such Option shall be accelerated in connection with the Merger, and the applicable subsection of Section 102 of the Ordinance pursuant to which the Option was granted. The Company did not declare, set aside for payment or pay any dividend on any shares in 2011.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list of the authorized and outstanding share capital or capital stock of each respective Subsidiary of the Company, the number and percentage of the outstanding share capital or capital stock held by the Company, number and percentage of the outstanding share capital or capital stock held by each shareholder thereof other than the Company and, to the Knowledge of the Company, the name of each such shareholder. Except as set forth on Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule, there are not and as of the Effective Time there shall not be, any share capital, shares of capital stock, voting securities or equity or other ownership interests of the Company or any of its Subsidiaries issued and outstanding or any subscriptions, options, restricted stock units, phantom equity awards, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any share capital, shares of capital stock, voting securities or equity or other ownership interests of the Company or any of its Subsidiaries, including any rights or instruments representing the right to purchase, acquire or otherwise receive any shares of capital stock of the Company or any of its Subsidiaries or any other securities convertible into, exercisable or exchangeable for or evidencing the rights to subscribe for any such capital stock.

SECTION 3.3. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to obtaining the Company Shareholder Approval and any Required Regulatory Consents or Other Approvals, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of the Company’s obligations under this Agreement, and the consummation of the Merger by the Company, have been duly authorized and approved by the Company’s Board of Directors and, except for obtaining the Company Shareholder Approval, no other corporate or shareholder action required to be taken by or on the part of the Company is necessary to authorize the execution, delivery and performance of the Company’s obligations under this Agreement and the consummation of the Transactions by the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable and in the best interests of the Company and its shareholders this Agreement and the Transactions, including the Merger, (ii) resolved to recommend that the shareholders of the Company vote to adopt this Agreement and (iii) made all other affirmative determinations required to be made by the Company in connection with this Agreement and the Merger under the Israeli Companies Law and any other applicable Laws. The Company has furnished to Parent a copy of resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger or the other Transactions, nor compliance by the Company with its obligations hereunder (i) conflicts with or violates any provision of the Company Charter Documents or Subsidiary Documents or (ii) assuming that the Company Shareholder Approval, the Required Regulatory Consents and the Other Approvals are obtained, made or given (in the case of filing or notice only requirements) and any waiting periods thereunder have terminated or expired, (x) violate any Law, or any Order of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, trigger any payment or penalty under, or give rise to any obligation to purchase, sell or issue (or offer to purchase, sell or issue) any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Charter Document or any of the Subsidiary Documents or under any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, arrangement or other agreement, instrument or obligation (each, a “Contract”) or any Permit to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except, with respect to any violations, breaches, conflicts, defaults, terminations, cancellations under a Contract, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) Under the Israeli Companies Law, and assuming the accuracy of Parent’s representation in Section 4.2(c) hereof, the affirmative vote of a majority of the Company Ordinary Shares present and voting at the Company Shareholder Meeting (not including abstentions) (the “Company Shareholder Approval”), is the only vote or approval of the holders of any class or series of share capital of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4. Governmental Approvals. Except for (i) the Required Regulatory Consents, and (ii) the filing of the Merger Notice with the Companies Registrar and the issuance of the Certificate of Merger by the Companies Registrar, no consents or approvals of, or notices to or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of the Company’s obligations under this Agreement, including consummation of the Merger.

SECTION 3.5. Company Israeli Documents; Internal Controls; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed since January 1, 2008 all reports, schedules, forms, statements and other documents required to be filed with the Israeli Securities Authority (the “ISA”) pursuant to the reporting requirements of the Securities Law, 5728-1968, and the regulations promulgated thereunder (the “Company Israeli Documents”). As of their respective effective dates, (i) the Company Israeli Documents complied in all material respects with the requirements of the Israeli Securities Law, 5728-1968, and the rules and regulations promulgated thereunder (“Israeli Securities Law”); and (ii) none of the Company Israeli Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company is in compliance in all material respects with (i) all applicable listing and corporate governance rules, regulations and requirements of TASE and (ii) the corporate governance and other requirements of the Israeli Companies Law.

(c) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are recorded as necessary to permit timely preparation of accurate financial statements in conformity with IFRS and to maintain asset accountability and (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. As of December 31, 2010, the internal control of financial reporting and disclosure of the Company and its Subsidiaries was effective (subject to the qualifications set forth in the opinion of the Company’s auditor dated March 29, 2011 with respect thereto).

(d) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of any internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent (x) a summary of all such disclosures or confirmation of the absence of the matters described in (i) and (ii) made by the Company’s principal executive officer and its principal financial officer to the Company’s auditors and audit committee and (y) any material communication made by management or the Company’s auditors to the audit committee required or contemplated by applicable listing standards, professional accounting standards or applicable Laws. No material complaints from any source (whether internal or external) regarding accounting, internal accounting controls or auditing matters, and, except as set forth in Section 3.5(d) of the Company Disclosure Schedule, no material concerns from the Company’s or any of its Subsidiaries’ employees regarding questionable accounting, auditing or ethical or legal matters, have been received by the Company or any of its Subsidiaries.

(e) With respect to the following financial statements (the “Financial Statements”):

(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 and December 31, 2010 (December 31, 2010 being the “Balance Sheet Date”), and the related audited consolidated statements of income for the annual periods then ended (the “Audited Financial Statements”); and

(ii) the consolidated unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2011 (the “Latest Balance Sheet”), and the related unaudited consolidated statement of income for the six-month period then ended; the consolidated unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2011, and the related unaudited consolidated statement of income for the nine-month period then ended which are attached as Section 3.5(e)(ii) of the Company Disclosure Schedule; and the Working Capital Statement as of September 30, 2011, which is attached as Section 3.5(e)(ii) of the Company Disclosure Schedule (the “Interim Statements”).

The Company has delivered, or caused to be delivered, to Parent correct and complete copies of the Financial Statements.

(f) The Audited Financial Statements, the Interim Statements and any quarterly consolidated financial statements regularly prepared in the ordinary course of business and filed by the Company with the ISA between the date hereof and the Closing Date, present fairly in all material respects the financial condition as of the date thereof, or, as applicable, the results of operations of the Company and its Subsidiaries throughout the periods covered thereby, in each case determined in accordance with IFRS consistently applied throughout the periods indicated; provided, that the Latest Balance Sheet and the Interim Statements and any unaudited quarterly consolidated financial statements prepared after the date hereof may lack footnote disclosure and other presentation items as is customary for unaudited financial statements, and may not include certain IFRS adjustments normally booked in conjunction with the year-end audit.

(g) All books, records and accounts of the Company and its Subsidiaries are complete in all material respects and are maintained in all material respects in accordance with good business practice and comply in all material respects with applicable accounting requirements and Laws.

(h) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with IFRS or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the Audited Financial Statements as included in the Company Israeli Documents filed by the Company with the ISA and publicly available prior to the date of this Agreement (the “Filed Company ISA Documents”) or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.

SECTION 3.6. Absence of Certain Changes or Events. Since the date of the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the foregoing, since the Balance Sheet Date there has not occurred any material damage to, or destruction or loss of, any material asset of the Company or any of its Subsidiaries (whether or not covered by insurance).

SECTION 3.7. Legal Proceedings. Section 3.7 of the Company Disclosure Schedule lists each Action currently pending (subject, in the case of investigations, to the Knowledge of the Company) that involves the Company or any of its Subsidiaries or its or their respective businesses, properties or assets or that, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries or any of its or their respective businesses, properties or assets. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no Action (subject, in the case of investigations, to the Knowledge of the Company) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of its or their respective businesses, properties or assets, which, individually or in the aggregate, reasonably could be expected to be material to the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has not received, and does not otherwise have Knowledge of, any outstanding Orders against, involving or binding upon the Company or any of its Subsidiaries (or their respective businesses, properties or assets) or any officers or directors of the Company or any of its Subsidiaries in their capacities as such.

SECTION 3.8. Compliance With Laws; Permits. The Company and its Subsidiaries are, and at all times since January 1, 2008 have been, in compliance in all material respects with all material Laws applicable to the Company or any of its Subsidiaries, or any of their respective businesses, properties or assets. No Person employed or acting at the direction or on behalf of the Company or any of its Subsidiaries has made or offered or promised, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form, whether in money, property or services, to any Person, private or public, in violation of any Law applicable to the Company or any of its Subsidiaries. Except as set forth on Section 3.8 of the Company Disclosure Schedule, all Products manufactured, tested, developed, distributed or marketed by or on behalf of the Company or any of its Subsidiaries are and at all times have been manufactured, tested, developed, distributed, and marketed in compliance with all applicable registration, licensing, notification and other material requirements of all applicable Laws, in all material respects. Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries holds all licenses, franchises, permits, certificates, approvals and authorizations necessary for the conduct of its respective business and operations and the ownership and operation of its respective properties and assets, including without limitation any Food Production Permit and Food Export Sanitation Registration Certificate required under PRC Laws (collectively, “Permits”), and all such Permits are in full force and effect, except where the failure to obtain and/or maintain in full force and effect any such Permit has not and would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with the terms of all such Permits. Except as set forth on Section 3.8 of the Company Disclosure Schedule, since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority (a) claiming or alleging that the Company or any of its Subsidiaries was or is not in compliance with any Laws or Permits applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) stating that such Governmental Authority intends to amend, terminate, revoke, cancel or not renew any Permit.

SECTION 3.9. Information in Immediate Reports. The Signing Immediate Report, the Shareholders Meeting Immediate Report and any other document (or any amendment thereof or supplement thereto) required to be mailed to the shareholders of the Company or filed with or furnished to ISA or TASE in connection with the Merger shall not, at the time of the Company Shareholder Meeting and at the time mailed to the Company’s shareholders or filed with or furnished to ISA or TASE, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to any statements made in the Signing Immediate Report or the Shareholders Meeting Immediate Report based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such document. The Signing Immediate Report, the Shareholders Meeting Immediate Report and any documents mailed to the shareholders of the Company or filed with or furnished to ISA or TASE in connection with the Merger shall comply in all material respects with all applicable Laws.

SECTION 3.10. Tax Matters.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed, or has caused to be filed on its behalf all Tax Returns required to be filed in all jurisdictions, and all such filed Tax Returns are correct and complete in all material respects. All Taxes (whether or not shown on the applicable Tax Returns) required to be paid by the Company or any of its Subsidiaries have been timely and fully paid. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, no written claim has been made by a Tax authority or other Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not or did not file Tax Returns that the Company or any such Subsidiary was, is or may be subject to Tax or required to file Tax Returns in such jurisdiction.

(b) The most recent financial statements contained in the Filed Company ISA Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements, and the Taxes payable by the Company and its Subsidiaries do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company and its Subsidiaries. No material deficiency with respect to Taxes has been asserted or assessed against the Company or any of its Subsidiaries by any Governmental Authority.

(c) All Tax Returns of the Company and its Subsidiaries have been settled with the Israeli Tax Authority (the “ITA”) or relevant Governmental Authority (or the applicable statute of limitations has expired) through the respective years set forth in Section 3.10(c) of the Company Disclosure Schedule. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened audits, assessments or other actions for any liability in respect of Taxes of or relating to the Company or any of its Subsidiaries. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no matters under discussion with any Governmental Authority, or to the Knowledge of the Company, threatened, with respect to Taxes that are likely to result in any additional material liability for Taxes with respect to the Company or any of its Subsidiaries.

(d) No notice has been received as to any audit or other administrative or court proceedings that is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period, as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting, change in method of accounting for a previous tax period, closing agreements executed on or before Closing.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, the Company has made available to Parent correct and complete copies of (i) all Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any of its Subsidiaries.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, no Action has been made or taken by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(h) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or its Subsidiaries

(i) Section 3.10(i) of the Company Disclosure Schedule lists all unpaid grants, incentives, qualifications and subsidies from the government of the State of Israel or any other Governmental Authority, or judicial or arbitral body thereof, and any outstanding application to receive the same filed by the Company or any of its Subsidiaries, including, any material Tax or other incentive granted to or enjoyed by the Company and its Subsidiaries under the Laws of the State of Israel or of any other jurisdiction applicable to the Company or any of its Subsidiaries (collectively, “Government Grants”). The Company has provided to Parent copies of all pending applications for Government Grants and of all letters of approval and rulings issued as well as supplements thereto. Section 3.10(i) of the Company Disclosure Schedule details all undertakings of the Company or any of its Subsidiaries given in connection with the Government Grants, other than those prescribed by Law. The Company and its Subsidiaries have complied in all material respects with all requirements of applicable Law and any Tax ruling issued to the Company or any of its Subsidiaries by any Governmental Authority (the “Government Grants Rulings”) to be entitled to claim all of the Government Grants. The Company and each of its Subsidiaries, as applicable, is in compliance, in all material respects, with the terms and conditions of the Government Grants and the Government Grants Rulings, and has fulfilled, in all material respects, all undertakings relating thereto. The Company is not aware of any event or other set of circumstances (including with respect to the Transactions) that might lead to the revocation or material modification of any of the Government Grants.

(j) Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, no closing agreements, private letter rulings, tax decision or ruling issued by the ITA, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries or any of their respective businesses, properties or assets. Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested (whether or not granted) or received a closing agreement, private letter ruling, tax decision or similar agreements or other Tax ruling from any Governmental Authority. The Company has made available to Parent accurate and complete copies of any Tax ruling obtained by the Company or any of its Subsidiaries from the ITA or other Governmental Authority and all applications therefor, including with respect to Options. Each of the Company and its Subsidiaries has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(k) The Company and each of its Subsidiaries has duly collected all amounts on account of any sales transfer Taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Law to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(l) Neither the Company nor any of its Subsidiaries has refunded or deducted any amount of VAT that it was not entitled to deduct or refund.

(m) There are no Liens (other than Permitted Exceptions) for Taxes (other than Taxes not yet due or payable or for Taxes that are both (i) being contested in good faith by appropriate proceedings; and (ii) for which sufficient reserves have been made on the Company’s Financial Statements) upon the assets of the Company or any of its Subsidiaries.

(n) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made in connection with the provisions of Part E2 of the Ordinance.

(o) Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax Authority other than the rulings requested or received in connection with the Transactions.

(p) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(q) Except as set forth in Section 3.10(q) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement. Neither the Company nor any of its Subsidiaries, or any predecessor thereof, has been a member of a group (including an Affiliated Group) with which it has filed or been included in a combined, consolidated or unitary income Tax Return.

(r) All books and records which the Company or any Subsidiary is required to keep under applicable Tax Laws have been duly kept in accordance with all applicable requirements of Law and are available for inspection at the premises of the Company or relevant Subsidiary or at outside archives used by the Company.

(s) Neither the Company nor any of its Subsidiaries has undertaken any transaction which requires special reporting in accordance with Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.

(t) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2) or any predecessor regulation under the Code, and each of the Company and its Subsidiaries has properly disclosed in its Tax Returns all “reportable transactions” within the meaning of Treasury Regulations section 1.6011-4(b)(1), any predecessor regulation or any similar provision of any applicable Law.

(u) Neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation (as defined in section 897(c)(2) of the Code).

(v) There is no agreement, plan, arrangement or other contract covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, considered individually or considered collectively with any other such contract, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to section 280G of the Code.

(w) Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company and each Subsidiary has maintained documentation (including any applicable transfer pricing studies) in connection with any related party transactions in accordance with Section 85 of the Israeli Tax Ordinance and any comparable provisions of any other applicable Tax Law.

(x) Neither the Company nor any of its Subsidiaries is, nor at any time has ever been, treated as resident in or having a permanent establishment or otherwise being deemed to be doing business in any manner (including, but not limited to, activities of or through employees, independent contractors, licensees, resellers, or any other services or representative relationship or by or through any entities, facilities, offices, or places of business) in any jurisdiction other than their country of incorporation or formation for purposes of any Taxes (including but not limited to the application or potential application of any double taxation arrangement or Tax treaty).

SECTION 3.11. Employee Benefits and Labor Matters.

(a) Section 3.11(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of each Company Plan, other than employment agreements, and identifies whether such Company Plan applies to employees of the Company or only a specific Subsidiary thereof. Section 3.11(a)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of all current consultants, sales agents and other independent contractors who spend (or since January 1, 2008 spent) fifty percent or more of their working time on the business of the Company or any of its Subsidiaries, other than persons who worked less than six months cumulatively for the Company or its Subsidiaries and no longer work for the Company or its Subsidiaries.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered to Parent by the Company to the extent applicable: (i) the plan document (other than employment agreements), and related trust documents, custodial, or insurance contracts or other funding arrangements (or if such Company Plan is not written, an accurate description of the material terms thereof), and all amendments thereto; (ii) summary plan descriptions, employee manuals and handbooks; (iii) any written policies or procedures used in Company Plan administration; (iv) any service agreements; (v) a summary of any dues the Company or its Subsidiaries pays to any employer organization (vi) any current regulatory approvals regarding the tax favored status of any Company Plan (including, but not limited to, any Internal Revenue Service determination, opinion, or advisory letter); and (vii) any compliance or corrective filing made with an applicable regulatory authority regarding a Company Plan for the past three years (including, but not limited to, the Form 5500 filings for any Company Plan subject to such filing requirements).

(c) The Company Plans have been established and maintained in compliance in all material respects with their terms and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by all applicable provisions of the Ordinance and other Laws. No event has occurred with respect to the operation of the Company Plans and no circumstance exists that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty, Lien or Tax under the Ordinance or any other applicable Laws.

(d) The Company has not employed or retained any employees whose employment would require special licenses, approvals or permits (such as foreign employees). There are no unwritten Company policies which, by extension, could entitle employees to benefits in addition to what they are entitled by Law or Contract. Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, there are no compensation increments or components that are wrongly classified (or not accounted for) as such with respect to applicable Tax Laws and are required to be reclassified as salary components. The Company has properly implemented and has applied, as of the commencement date of employment, all terms relating to the terms of its employees’ employment in all material respects.

(e) With respect to each Company Plan for which a separate fund of assets is required to be maintained, full and timely payment has been made or, to the extent permitted by applicable Law, reserved in the Financial Statements in accordance with IFRS of all amounts required of the Company, under the terms of each such Company Plan or applicable Law (determined without regard to any waiver of legally applicable funding requirements). Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, none of the assets of any Company Plan include any share capital or other securities issued by the Company. To the extent any contribution or payment by the Company has accrued but is not required under applicable Laws to be made with respect to any Company Plan on or prior to June 30, 2011, such contribution or payment has been reflected on the Latest Balance Sheet. All amounts due or accrued for all salary, wages, bonuses, commissions, vacation and sick days have been remitted and paid (or reserved for in the Company’s books in accordance with IFRS) in accordance with all applicable Laws and the material terms of any applicable Company Plan, and no taxes, penalties or fees are owing under or in respect of any Company Plan other than in the ordinary course. The Company and its Subsidiaries have paid all outstanding material liabilities, fees, expenses and obligations due and payable with respect to any Company Plan to its employees, consultants, independent contractors, agents, directors, officers and any other Person who provides or has provided services to the Company or any of its Subsidiaries with respect to any Company Plan.

(f) With respect to each Company Plan and fiduciary or service provider thereof: (i) no Action by or before any Governmental Authority is pending or, to the Knowledge of the Company, threatened and (ii) no other Action is pending, or to the Knowledge of the Company, threatened, by any participant or beneficiary of any Company Plan, other than routine claims for benefits in the ordinary course. To the Knowledge of the Company, there are no facts that could form a reasonable basis for any material Action with respect to any Company Plan and fiduciary or service provider thereof. All amounts that the Company or any of its Subsidiaries is legally or contractually required, pursuant to Israeli Law, (A) to deduct from employees’ salaries, (B) to transfer to employees’ pension arrangements, provident funds and Insurances, (C) to withhold from employees’ salaries and benefits and (D) to pay to any Governmental Authority as required by the Ordinance, the National Insurance Law and the National Health Insurance Law of Israel or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligations to make any such deduction, transfer, withholding or payment other than with respect to those which have accrued but are not yet due and payable in the ordinary course of business.

(g) None of the Company Plans provide for post-employment welfare benefits for any participant or beneficiary. The Company has complied with the notice and continuation-coverage requirements of Code Section 4980B and the regulations thereunder with respect to each Company Plan that is subject to ERISA and also a group health plan (within the meaning of Code Section 5000(b)(1)).

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions shall (i) result in any payment (whether of severance pay or otherwise) or benefit becoming due to any current or former employee, director, sales agent, consultant, independent contractor or any other Person, (ii) increase any benefits otherwise payable (or the number of individuals entitled to benefits) under any Company Plan, (iii) accelerate the time of payment, funding or vesting of any benefits under any Company Plan, except as may be required by Law, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) limit the right to merge, amend or terminate any Company Plan.

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, no employees of the Company or its Subsidiaries are or have been represented by any labor union, labor organization or any other type of employee representative or representative body. Neither the Company nor any of its Subsidiaries has recognized any labor union or labor organization, nor has any labor union or labor organization been elected as the collective bargaining agent of any employees. Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, otherwise bound by, negotiating or is subject to any liability under any collective bargaining agreement, collective labor, works council, or similar agreement or arrangement or union contract recognizing any labor organization as the bargaining agent of any employees, other than Extension Orders applicable to employees generally or to the employees employed in the industries in which the Company and its Subsidiaries operate. To the Knowledge of the Company and except as set forth on Section 3.11(i) of the Company Disclosure Schedule, there has not been since January 1, 2008 any union organization or collective bargaining activity involving any employees of the Company or any of its Subsidiaries. Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a member in any employers’ association or organization that represents employers or bargains on behalf of employers in setting the terms or conditions of employment for employees, and no such association or organization has made or, to the Knowledge of the Company, intends to make, any demand for payment of any kind from the Company. There are and, since January 1, 2008, there have not been any picketing, strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances, unfair labor practice charges or complaints, or other labor disputes involving any of the employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened.

(j) Except as set forth on Section 3.11(j) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with and have complied in all material respects with all Laws relating to labor and employment and Taxes, and all Contracts, termination notices, and obligations, collective bargaining agreements or arrangements, whether contractual or otherwise legally required relating to the terms of the employees’ employment therewith, all obligations imposed by Contract and all Laws relating to wage and hour, vacation, severance, employment of women, collective agreements and arrangements, collective bargaining, discrimination, civil rights, fair employment practices, the proper classification of employees and independent contractors, employees of manpower contractors, immigration, pay equity, safety and health, privacy, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, and the keeping of records in relation to the foregoing. Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, there has been no collective redundancy, mass layoff, plant closing or similar action with respect to the Company or any of its Subsidiaries. Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, no (i) officer, or (ii) executive has been dismissed in the 24 months immediately prior to the date of this Agreement.

(k) Except as set forth on Section 3.11(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries engages or employs manpower employees, leased employees, contract workers or other temporary workers or any minors.

(l) All Options and Company Share Plans have been appropriately authorized by the Board of Directors of the Company (or an appropriate committee thereof) and the shareholders of the Company, to the extent required under applicable Law. Without limiting any other representation in this Agreement, the Options treated as Company 102 Securities are in compliance with Section 102 of the Ordinance and the regulations promulgated thereunder.

(m) Except as provided in Section 3.11(m) of the Company Disclosure Schedule, since January 1, 2008, there has not been, nor are there currently, any investigations, inquiries, audits or other proceedings conducted by or on behalf of the Company or any of its Subsidiaries, the Board of Directors or any committee of the Board of Directors of the Company or any of its Subsidiaries (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination or harassment, or wage and hour practices with respect to any current or former director, officer, advisor, consultant or employee of the Company or any of its Subsidiaries which, if determined adversely, would reasonably be expected to result in material liability (including as a result of adverse impact to reputation) to the Company or any of its Subsidiaries.

(n) Section 3.11(n) of the Company Disclosure Schedule sets forth a correct and complete list as of June 30, 2011 of all employees of the Company or any of its Subsidiaries, and all consultants and independent contractors who spend fifty percent or more of their working time on the business of the Company or any of its Subsidiaries, other than persons who worked less than six months cumulatively for the Company or its Subsidiaries and no longer work for the Company or its Subsidiaries, each identified by specific location, employer of record, exempt or non-exempt status, specific exemption for exempt employees and their respective current benefits (including salary, share options, pension, vacation entitlement, prior notice to terminate, fringe benefits, car maintenance or car entitlements, bonuses, commissions and incentive compensation), job title, length of time remaining on employment term, termination benefits, and date of hire, entitlement to pension arrangement and any other provident fund (including manager’s insurance, pension fund and education fund), respective contribution rates and the salary basis for such contributions, and whether there are any confidentiality, assignment of intellectual property, non-competition or non-solicitation covenants applicable to such employees, consultants and independent contractors.

(o) Except as set forth in Section 3.11(o) of the Company Disclosure Schedule, since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened complaints, charges, claims, investigations, audits or agency proceedings against the Company or any of its Subsidiaries or involving any former or current employee or independent contractor of the Company before any Governmental Authority, and there are no complaints, charges, claims, disputes, investigations, audits or agency proceedings filed, pending or, to the Company’s Knowledge, threatened before any Governmental Authority based on, arising out of, in connection with or otherwise relating to the labor and employment practices of the Company, including all obligations imposed by Contract and all applicable Laws relating to wage and hour, vacation, collective bargaining, discrimination, civil rights, fair employment practices, the proper classification of employees or independent contractors, immigration, pay equity, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes or any similar Tax, or the keeping of records in relation to the foregoing.

(p) Except as set forth on Section 3.11(p) of the Company Disclosure Schedule, (i) each employee’s employment is terminable for convenience at any time, without any amounts being owed to such individual other than entitlements required by Law, (ii) no employee of the Company or any of its Subsidiaries is on disability or other extended leave of absence, and (iii) each consulting or independent contractor agreement with the Company or any of its Subsidiaries can be terminated immediately and without penalty, with no more than 30 calendar days prior notice period.

(q) Each Company Plan (i) if intended to qualify for special tax treatment, meets all requirements for such treatment; (ii) with respect to all contributions required to be made by the Company or a Subsidiary, is fully funded or has been properly accrued for on the Financial Statements; and (iii) if required to be registered or filed, has been registered or filed with the appropriate regulatory authorities and has been maintained in good standing with the appropriate regulatory authorities.

(r) The Company’s liability and each of its Subsidiaries’ liability with respect to any severance payment obligation is fully funded or properly accrued in its books in accordance with IFRS.

(s) To the Company’s Knowledge, no employee, consultant, director or officer of the Company or any of its Subsidiaries is in material violation of any term of any employment contract, confidentiality, non-competition, non-solicitation or proprietary rights agreement or other agreement relating to the right of such individual to be employed by, or provide services to, the Company or any of its Subsidiaries.

(t) Section 3.11(t) of the Company Disclosure Schedule sets forth a list of all employees of the Company and its Subsidiaries whose employment terms are not reduced to writing and are based primarily or exclusively on action taken by the Board of Directors (or applicable governing body) of the Company or its Subsidiaries, as applicable. Except as set forth on Section 3.11(t) of the Company Disclosure Schedule, no such employee is entitled to any material right, benefit or compensation as a result of their employment by the Company or its Subsidiaries or the termination thereof.

(u) At no time in the past has the Company or its Subsidiaries (or any trade or business that is in a controlled group of corporations or under common control with the Company or its Subsidiaries within the meaning of Code section 414) (i) maintained or made any contributions to any employee pension benefit plan that is subject to Title IV of the ERISA, or (ii) maintained or had any obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA. No Company Plan that is subject to ERISA is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(v) Any Company Plan covering U.S employees that is a nonqualified deferred compensation plan subject to the requirements of Code Section 409A complies in form with the requirements of Code Section 409A and has been operated in compliance with such requirements.

(w) For each Employee of the PRC Sub (each a “PRC Employee”), the PRC Sub has entered into a written employment contract with such employee starting from the first day when such employee commenced work with the PRC Sub, which contract is in form and substance fully complying with the PRC Laws relating to employment and labor practices, and there is no PRC Employee who may claim monetary damages or other penalties against the PRC Sub for failure to enter into employment contract within applicable statutory timeframe. The employment agreement for each PRC Employee is valid for a fixed term as indicated in Section 3.11(n) of the Company Disclosure Schedule and there is no open term employment contract existing between the PRC Sub and any PRC Employee nor is there any PRC Employee who may claim that he or she is eligible to require an open term contract by operation of PRC Law. All expatriates working with the PRC Sub have completed all required procedures and secured necessary work visa and work permits for working mandated by the PRC Governmental Authority.

SECTION 3.12. Environmental Matters.

(a) Each of the Company and its Subsidiaries has been in compliance, in all material respects, with all applicable Environmental Laws. Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, there is no Action relating to or arising under Environmental Laws or relating to a Release or threatened Release of or exposure to Hazardous Materials or potentially contaminating materials that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned, occupied, operated, or leased by the Company or any of its Subsidiaries at any time since January 1, 2008, that reasonably could result in Environmental Liabilities in excess of $50,000 for any such Action or $150,000 for all such Actions in the aggregate. Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, indemnification, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, except for customary representations and undertakings under Company Contracts that the Company does not and will not violate Environmental Laws. Neither the Company nor any of its Subsidiaries has caused or allowed the Release of or exposure to any Person of any Hazardous Materials in such manner so as to create any Environmental Liabilities to the Company or any of its Subsidiaries.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, none of the properties currently owned, occupied, operated or leased by the Company or any of its Subsidiaries, to the Knowledge of the Company, contain or have ever contained any underground storage tanks, landfills, dumps, surface impoundments, wastewater lagoons, underground injection wells, waste disposal areas, asbestos or asbestos-containing materials, polychlorinated biphenyls or other Hazardous Materials. Except as set forth in Section 3.12(b), no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property owned, occupied, operated or leased by the Company or any of its Subsidiaries at any time since January 1, 2008 (including any property to or at which the Company or any of its Subsidiaries held, handled, transported or arranged for the disposal or treatment of Hazardous Materials) that could reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities or that reasonably could prevent, hinder or limit the Company’s operation in any material manner and/or could require expenditures of more than $250,000 to ensure continued compliance with Environmental Laws.

(c) The Company has provided or made available to Parent copies of all reports, correspondences, studies and all data and records in its possession or reasonable control which describe or relate to Hazardous Materials present at, in or around any property owned, occupied, operated, leased or used by the Company or any of its Subsidiaries at any time since January 1, 2008 (including their respective successors), including, but not limited to, any Phase I, Phase II or Phase III Environmental Site Assessment or similar assessments of environmental conditions at, in or around such property. Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, the Company has not received any reports or studies indicating the presence of Hazardous Materials at, in or around any property owned, occupied, operated, leased or used by the Company or any of its Subsidiaries at any time since January 1, 2008 as a result of which the Company or its Subsidiaries may be liable for any material Environmental Liabilities.

SECTION 3.13. Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be publicly disclosed under any Israeli Securities Law and (ii) each of the following to which the Company or any of its Subsidiaries is a party or by which they are bound:

(i) Contracts that purport to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the activity of any Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(ii) partnership or joint venture agreements;

(iii) Contracts for the acquisition or sale or lease of material property or assets or shares or business (including without limitation by merger, purchase or sale of stock or assets) entered into since January 1, 2008;

(iv) loan or credit agreements, mortgages, indentures, notes or other Contracts or instruments evidencing indebtedness for borrowed money or any Contracts or instruments pursuant to which indebtedness for borrowed money may be incurred or is or may be guaranteed by the Company or any of its Subsidiaries;

(v) financial derivatives master agreements or confirmation or futures account opening agreements, evidencing financial hedging or similar trading activities (“Derivative Agreements”) other than in the ordinary course of business;

(vi) voting, shareholders, investor rights, preemptive rights, or similar agreements or registration rights agreements to which the Company or its Subsidiaries are a party or of which the Company has Knowledge, and Contracts with officers, directors or “controlling shareholders” of the Company (as this term is defined in the Israeli Companies Law), or officers, directors or shareholders of its Subsidiaries, excluding in each case intercompany Contracts between or among the Company and its Subsidiaries;

(vii) mortgages, pledges, security agreements, deeds of trust or other Contracts granting or creating a Lien (other than a Permitted Exception) on any material property or assets of the Company or any of its Subsidiaries;

(viii) customer, client, sales representative, distributor or supplier Contracts that involved consideration (whether or not in the form of cash) in fiscal year 2010 in excess of $100,000 (excluding individual purchase orders that do not involve consideration of $500,000 or more) or that is reasonably likely in the ordinary course of business to involve consideration (whether or not in the form of cash) in fiscal year 2011 in excess of $100,000;

(ix) Contracts (other than customer, client, sales representative, distributor or supplier Contracts) that commit the Company or its Subsidiaries to pay (or entitles the Company or its Subsidiaries to receive) or is reasonably likely in the ordinary course of business to result in total consideration (whether or not in the form of cash) greater than $100,000;

(x) Contracts that obligate the Company or its Subsidiaries to buy or construct a capital asset with a purchase price or construction cost greater than $100,000 and any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50,000;

(xi) employment, consulting, severance, retention, non-solicitation and non-competition agreements with any director, employee, officer or individual consultant (other than at-will employment letters or agreements or consulting agreements that may be terminated on 30 days notice or less without any payment or penalty or any other obligation of the Company or its Subsidiaries after the date of termination) to the extent payments (other than payments for services rendered) are or could be owing thereunder to such individual on or after the Closing Date;

(xii) any material settlement agreement with any Person with respect to which payments are or may be owing on or after the Closing Date or any settlement agreements with any Governmental Authority;

(xiii) agreements that provide for “earn outs” or other contingent payments or other agreements relating to the acquisition or disposition by the Company or any of its Subsidiaries of any operating business or group of assets under which the contractual payment obligations thereunder (including any reimbursement, indemnification or contribution obligations) have not been satisfied in full or will remain outstanding on or after the Closing Date;

(xiv) Contracts containing minimum purchase requirements in excess of $100,000 on the part of the Company or any of its Subsidiaries in any 12 month period;

(xv) Contracts with customers or suppliers containing “most favored nation” or discount pricing or any refund provisions;

(xvi) “standstill” or similar agreements;

(xvii) Contracts that require or restrict or otherwise limit the payment of dividends or other distributions;

(xviii) any Contract between the Company or any of its Subsidiaries and any Related Person;

(xix) any Contract with any Governmental Authority or agency of the government in Israel, United States or China;

(xx) any Contract pursuant to which the Company or any Subsidiary grants or obtains the right to use Intellectual Property requiring annual payments to or from the Company or its Subsidiaries in excess of $100,000 or any Contract relating to Intellectual Property which is otherwise material to the conduct of the Company and/or its Subsidiaries’ businesses as currently conducted;

(xxi) Contracts that expressly provide for material indemnification or contribution obligations of the Company or its Subsidiaries (other than general warranty obligations, non-disclosure agreements or Contracts entered into in the ordinary course of business with customers, distributors and suppliers) and not otherwise listed pursuant to another item in this Section 3.13;

(xxii) any other Contract, to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, including without limitation: (A) lease or rental Contracts, (B) sales representative or distribution Contracts, (C) Contracts granting a right of first refusal or first negotiation that will be in effect following the Closing and (D) any other Contract required to be listed in the Company’s annual report filed with the ISA with respect to the year ended December 31, 2010; and

(xxiii) commitments or agreements to enter into any of the foregoing.

(The Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, each a “Material Contract”). It is acknowledged that Contracts or documents relating to the PRC Sub which qualify as Material Contracts are included under the definition of Material Contracts for all intents and purposes although they are not listed as Material Contracts in the Company Disclosure Schedule.

(b) The Company has made available to Parent correct and complete copies of each Material Contract together with any and all amendments and supplements thereto. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, each Material Contract that is not marked in Section 3.13(a) of the Company Disclosure Schedule as a terminated agreement, is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries that are parties thereto, subject only to the Bankruptcy and Equity Exception. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that each and every Material Contract shall continue in full force and effect following the consummation of the Transactions. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, reasonably could constitute such a default thereunder by the Company or its applicable Subsidiaries party thereto, except for such defaults as would not reasonably be expected to constitute a Company Material Adverse Effect. To the Knowledge of the Company and except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both reasonably could constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has (i) received any notice of termination or cancellation of (or of any intent not to renew) any Material Contract or, since the Balance Sheet Date, any cancellation of any order with a value in excess of $100,000 under any Material Contract, (ii) received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or (iii) granted to any third party any rights, adverse or otherwise, that would constitute a breach or violation of any Material Contract.

SECTION 3.14. Real Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto, owned by the Company or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased or licensed by the Company or any of its Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of the current use thereof (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company and its applicable Subsidiaries have good and marketable title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Section 3.14(a) of the Company Disclosure Schedule and (B) any Permitted Exceptions. The Company Properties constitute all interests in real property used, occupied or held for use in connection with the business of the Company and its Subsidiaries as currently conducted. All of the Company Properties and any buildings, fixtures and improvements thereon (i) are in good operating condition (subject to normal wear and tear) and (ii) are suitable, sufficient and appropriate in all material respects for their current and proposed uses. The Company has delivered to Parent true, correct and complete copies of (x) all deeds, title reports and surveys for the Owned Properties and (y) all Real Property Leases, together with all amendments, modifications or supplements thereto. Except for the Real Property Leases set forth on Section 3.14(a) of the Company Disclosure Schedule, the Company Properties are not subject to any leases or any rights of first refusal, options to purchase or rights of occupancy.

(b) None of the Company or any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring or requesting any structural or other repairs or alterations to such Company Property.

(c) Each of the Company and the Subsidiaries, as applicable, has a valid, binding and enforceable leasehold or licensed interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens, other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. Neither the Company nor any Subsidiary is in material default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a material default by the Company, its applicable Subsidiary or any counter-party thereunder. Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary under any of the Real Property Leases and no party to any Real Property Lease has exercised any termination rights (or indicated any intent not to renew the leasehold term) with respect thereto. Except for Other Approvals, no Real Property Lease has any change of control, anti-assignment or similar provision that would require notice to or the consent of any Person as a result of the execution of this Agreement or the consummation of any of the Transactions.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that could affect any Company Property or any part thereof, and none of the Company and its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(e) Except for the Real Property Leases set forth on Section 3.14(e) of the Company Disclosure Schedule, there is no currently due and payable Tax, levy or charge of any kind whatsoever in respect of the Company Properties or in connection with the Company’s use or right in such properties except for Permitted Exceptions, and the Company is not under any obligation to pay any such Taxes, levies or charges to any third party, including any Governmental Authority or the Israeli Land Administration, except in each case as required under Real Property Leases or as required by Law. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, the Company has obtained all necessary Permits to own, lease, occupy, possess or use the Company Properties (including building permits) and all of such Permits are in full force and effect, except where the failure to obtain any such Permit has not had and would not be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, there are no outstanding Actions (nor to the Company’s Knowledge are any Actions threatened) in connection with or arising from the Company’s or its Subsidiaries’ possession or use of any Company Properties nor are there any pending (or to the Company’s Knowledge, threatened) Actions against any of the Company’s or its Subsidiaries’ officers or directors in connection therewith.

SECTION 3.15. Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of its Subsidiaries. Section 3.15(a) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Each item of Company Intellectual Property listed in Section 3.15(a) of the Company Disclosure Schedule is currently in compliance, in all material respects, with any and all formal legal requirements necessary to record and perfect the Company’s and its Subsidiaries’ interest therein. Section 3.15(a) of the Company Disclosure Schedule also lists all applicable filings, recordings and other acts, and all fees, Taxes and other payments, that are required to be made within ninety (90) days after Closing to maintain the validity and enforceability of such Company Intellectual Property and the Company’s and its Subsidiaries’ interest therein.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Intellectual Property and all Company Technology that is not solely and exclusively owned by the Company or its Subsidiaries. The Company and/or one of its wholly-owned Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to make, sell, license, and otherwise use Company Intellectual Property and Company Technology worldwide in connection with the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property and Company Technology includes all Intellectual Property and Technology used in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted, and there is no other Intellectual Property or Technology that is material to the operation of the businesses of the Company and its Subsidiaries as currently conducted, except for shrink-wrap software or other off-the-shelf Intellectual Property that may be purchased or licensed from a third party on reasonable terms. The Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to the Company Intellectual Property purported to be owned by the Company or one of its Subsidiaries, free and clear of all Liens, exclusive licenses, and non-exclusive licenses not granted in the ordinary course of business consistent with past practice, or any obligation to grant any of the foregoing. The use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Intellectual Property and the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses have not and do not, infringe, constitute an unauthorized use of or misappropriate any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action, which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (ii) contesting, challenging, or seeking to deny or restrict the right of the Company or any of its Subsidiaries to use, distribute, sell, exercise, lease, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, the Company has not received any notice of any such threatened claim, nor, to the Knowledge of the Company, are there any facts or circumstances that reasonably could form the basis for any Claim against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology. The Company Intellectual Property and Company Technology owned or exclusively licensed by the Company or its Subsidiaries are (i) valid, subsisting and enforceable, (ii) in compliance with any and all formal legal requirements required to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding judgment, injunction, order, decree, ruling or agreement impairing, restricting or otherwise adversely affecting the Company’s or any of its Subsidiaries’ use or licensing thereof or rights thereto, or that would impair the validity or enforceability thereof, except such that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notification that a license under any other Person’s Intellectual Property is or may be required. Neither the Company nor any of its Subsidiaries has made any offers of licenses to resolve any alleged infringement of Company Intellectual Property or Company Technology or charges of infringement under any Company Intellectual Property that have been declined. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have sought opinions of counsel regarding any patent validity or infringement issues, nor has the Company or its Subsidiaries made a determination that there is or was a potential issue of patent infringement relating to their respective businesses.

(c) No Person (including employees and former employees of the Company or any of its Subsidiaries), to the Knowledge of the Company, is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, each Person, including each present employee, independent contractor or consultant who conceived, developed or created or participated in creating any part of any Company Intellectual Property or Company Technology used or relied upon in any material respect by the Company or any Subsidiary, has executed a valid and enforceable agreement with the Company and/or one of its wholly-owned Subsidiaries, as applicable, that (i) conveys to the Company or its applicable wholly-owned Subsidiary any and all right, title and interest in and to all Intellectual Property or Technology developed or contributed to by such Person in connection with such Person’s engagement with the Company or Subsidiary (as applicable), (ii) requires such Person, during and after the term of employment or Contract, to cooperate with the Company or the applicable Subsidiary in the prosecution of any Patent applications or other application to register or protect any other applicable Intellectual Property filed in connection with such Intellectual Property, and (iii) obligates the employee, consultant or independent contractor to keep any confidential information of the Company and its Subsidiaries, including Trade Secrets, confidential both during and, for a reasonable time, after the term of employment or Contract. All amounts payable by the Company or any of its applicable Subsidiaries to all Persons involved in the research, development, conception or reduction to practice of any Company Intellectual Property or Company Technology have been paid in full and no remuneration, compensation or other amounts remain outstanding or may become due and payable under any circumstance. To the Knowledge of the Company, no Person, including current and former employees or consultants, has excluded Intellectual Property and/or Technology made or conceived prior to such Person’s employment with or work for the Company or any of its Subsidiaries from such Person’s assignment of inventions pursuant to such proprietary invention agreements. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries who is or was involved in, or who has or will have contributed to, the creation or development of any Company Intellectual Property or Company Technology, in whole or in part, has performed services for, or was an employee of, or was otherwise engaged by any third party during or prior to the time of such Person’s employment or engagement by the Company or its applicable Subsidiaries, in a manner that may provide the basis for any claim, interest, or right of such third party with respect to any Company Intellectual Property or Company Technology.

(e) No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as currently conducted and as contemplated to be conducted in the future has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person, other than pursuant to a written confidentiality or non-disclosure agreement prohibiting the unauthorized disclosure and use of the Company Intellectual Property or Company Technology. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, all employees, contractors and consultants of the Company and its Subsidiaries, and all other Persons that conceived, developed, created or contributed to the creation of any Intellectual Property or Technology for the Company or any of its Subsidiaries, validly assigned their respective rights in any Intellectual Property or Technology (and assigned or waived all related rights) in the Company Intellectual Property or Company Technology to the Company or its Subsidiaries pursuant to enforceable, written and signed agreements, and no further consents, assignments, waivers or other action is required for any employees’, contractors’, consultants’ or other Persons’ Intellectual Property (or any related rights) to be assigned to, transferred to, or otherwise fully vested in the Company or its Subsidiaries (including obtaining any consents or waivers from the employees, contractors or consultants) No employee, contractor or agent of the Company or any of its Subsidiaries or any other Person is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property or Company Technology or, to the Company’s Knowledge, any other Intellectual Property or Technology. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company and its Subsidiaries. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no rights in any Company products, Software or services have been transferred or granted to any other Person except for non-exclusive licenses of Company products granted by the Company or its Subsidiaries to their customers in the ordinary course of business.

(f) Section 3.15(f) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned by the Company or any of its Subsidiaries and /or (ii) used by the Company or its Subsidiaries in their businesses or Products and not owned by the Company or any of its Subsidiaries, other than Software that is readily available on reasonable terms through commercial distributors or in consumer retail stores for an annual license fee of less than $250,000.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Publicly Available Software (including, without limitation, derivative works thereof) (i) was used in connection with the development or modification of any Software used and relied upon in any material respect by the Company or any Subsidiary, (ii) forms part of the Technology owned or licensed, and relied upon in any material respect, by the Company or any Subsidiary, (iii) is embodied or incorporated, in whole or in part, into any Products, or (iii) is used in the development of any Technology any Products owned and relied upon in any material respect by the Company or any Subsidiary. The Company and its Subsidiary do not use any Publicly Available Software in a manner that (a) would subject any proprietary source code of the Company or its Subsidiary to the terms of such Publicly Available Software, (b) requires the contribution, licensing, provision or public disclosure to any third party of any source code proprietary to the Company or its Subsidiary, or (c) imposes limitations on the Company’s or its Subsidiary’s right to require royalty payments from or restrict further distribution of same.

(h) The Company and its Subsidiaries own, lease or license all Technology, including Software, hardware, and computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ businesses as currently conducted. The data storage and transmittal capability, functionality and performance of each individual item in the Computer Systems and the Computer Systems as a whole are satisfactory for the Company’s and its Subsidiaries’ businesses as conducted. The Computer Systems have not failed in any material manner or been compromised to any material extent and, to the Knowledge of the Company, the data which they process has not been corrupted or accessed by any unauthorized Person. The Company and its Subsidiaries have taken all reasonable steps in accordance with prudent industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems. The Company and its Subsidiaries maintain comprehensive and clear documentation regarding all Computer Systems, their methods of operation, and their support and maintenance. The Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted.

(i) Section 3.15(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company IP Contracts that are in force, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate summary of the material terms and conditions thereof), indicating for each such Company IP Contract the title, parties thereto, date executed and whether it is exclusive.

(j) The Company has made available to Parent and Merger Sub accurate and complete copies of all Company IP Contracts a list of which is set forth on Section 3.15(j) of the Company Disclosure Schedule. Each of the Company IP Contracts set forth on Section 3.15(j) of the Company Disclosure Schedule is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms. With respect to each of the Company IP Contracts set forth on Section 3.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default in any material respect thereof, nor, to the Company’s Knowledge, has any event occurred which, with notice or the lapse of time, or both, would give rise to such a default by the Company or any of its Subsidiaries, as applicable. Neither the execution of this Agreement nor the consummation of any of the Transactions shall, by itself, constitute a default under, give rise to cancellation rights under, or otherwise materially adversely affect any of the rights of the Company or any of its Subsidiaries under any Company IP Contract.

(k) Except as set forth in Section 3.15(k) of the Company Disclosure Schedule, no university, military, educational institution, research center, Governmental Authority, entity owned or controlled by any Governmental Authority, or other organization (each, a “R&D Sponsor”) has sponsored or provided funding for research and development conducted by or for the Company or a Subsidiary, or has any claim of right to, ownership of or other Lien on any Company Intellectual Property or Company Technology. No Person (including any current and former employee, consultant or independent contractor of the Company or any of its Subsidiaries) who is or was involved in, or who has or will have contributed to, the creation or development of any of the Company Intellectual Property or Company Technology has performed services for, was an employee of, or was otherwise engaged (including as a graduate student) by any R&D Sponsor, during the time period in which such Person was engaged by the Company or any of its Subsidiaries or during the period such Person was involved in contributing to the creation or development of Company Intellectual Property or Company Technology.

(l) The Company and its Subsidiaries have reasonable security measures in place to protect all Personal Data under their control and/or protect such Personal Data from unauthorized access by any third parties. Neither the Company nor any of its Subsidiaries has suffered any breach in security that has permitted any unauthorized access to the Personal Data under their control nor has any claim been, to the Knowledge of the Company, asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third party’s privacy or personal information or data rights.

SECTION 3.16. Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and with terms and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default under, or permit termination or modification of, any of the Policies. Except as set forth in Section 3.16 of the Company Disclosure Schedule, no notice of cancellation or termination or intent not to renew has been received by the Company or any of its Subsidiaries with respect to any of the Policies. The consummation of the Merger shall not in and of itself cause the revocation cancellation or termination of any Policy. No carrier or underwriter of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers or underwriters in connection with the filing of any claims.

SECTION 3.17. Brokers and Other Advisors; Transaction Expenses.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with this Agreement. Section 3.17(i) of the Company Disclosure Schedule sets forth all Contracts between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, pursuant to which such third party would be entitled to any payment in connection with this Agreement or the consummation of the Transactions, other than with respect to Transaction Expenses identified in Section 3.17(ii) of the Company Disclosure Schedule.

(ii) Section 3.17(ii) of the Company Disclosure Schedule sets forth the Transaction Expenses paid through the date hereof by or on behalf of the Company and its Subsidiaries and the Company’s good faith current best estimate of the aggregate amount of all Transaction Expenses that will be payable through and as a result of the Closing.

SECTION 3.18. Takeover Statutes and Rights Plans. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Charter Documents is applicable to the Merger or the other Transactions. The Company does not have in effect any “poison pill” or similar plan or agreement which could delay, render more expensive, or have a dilutive or otherwise adverse effect as a result of, the consummation of the Merger or the Transactions contemplated hereby.

SECTION 3.19. Tangible Personal Property.

(a) The Company and its Subsidiaries have good and marketable title to all tangible personal property owned by the Company and its Subsidiaries free and clear of Liens, other than the Permitted Exceptions. All such items of tangible personal property are, in all material respects, in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are owned, used or held for use.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth all leases of personal property involving annual payments in excess of $100,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound (“Personal Property Leases”). All items of personal property subject to the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used or held for use, and such property is in all material respects in the condition required of such property by the terms of the Personal Property Lease applicable thereto during the term thereof. The Company has delivered to Parent true, correct and complete copies of all Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company and each of its applicable Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary thereof has received or given any notice of any material default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary thereof under any of the Personal Property Leases, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.20. Indebtedness. Section 3.20 of the Company Disclosure Schedule sets forth as of September 30, 2011, all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary thereof has payment commitments of any kind or nature, except for capital leases, deferred purchase price for property or services, and trade accounts payable incurred in the ordinary course of business, and for each Indebtedness representing a loan and/or credit line obtained by the Company and/or its Subsidiaries. All Indebtedness, other than the Convertible Debt, may be fully prepaid upon no more than 30 days notice by the Company or its Subsidiary without incurring any fee, commission or penalty. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

SECTION 3.21. Transactions with Affiliates. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no officer, director or other interested party (ba’al inyan) of the Company or any of its wholly owned Subsidiaries, nor to the Knowledge of the Company, any member of his or her immediate family or any of their respective Affiliates (collectively, “Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries nor does the Company nor any of its Subsidiaries owe any amount to, nor has the Company nor any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, in each case other than on arm’s-length terms, (ii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral) other than on arm’s-length terms, (iii) owns any direct or indirect interest (other than through the Company) in any tangible or intangible property or rights used by the Company or any of its Subsidiaries, other than on arm’s-length terms, (iv) has made any written or, to the Knowledge of the Company, oral, claim against the Company or any of its Subsidiaries or (v) to the Knowledge of the Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries.

SECTION 3.22. Product Defects; Product Warranties; Product Returns. Except as set forth on Section 3.22 of the Company Disclosure Schedule, the Company and its Subsidiaries have no liability and there is no pending, or to the Knowledge of the Company, threatened claim against any of them that would give rise to any liability for replacement or repair of any Product or for damages in connection therewith, except liabilities or claims in amounts that would not, either individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company has provided Parent with complete and current copies of all its warranty, refund and return policies relating to Products. Except as set forth on Section 3.22 of the Company Disclosure Schedule since January 1, 2008, neither the Company nor any Subsidiary has instituted or been requested or required to implement any product recall of any Products, nor is there, to the Knowledge of the Company, any basis under which the Company or any of its Subsidiaries reasonably could be required to implement any product recall of any Products. Except as set forth on Section 3.22 of the Company Disclosure Schedule, all warranty claims and product returns and requests for refunds relating to Products have been immaterial in volume or dollar amounts and no particular Product or model of Product has been involved in more than five percent (5%) of all warranty, return or refund requests with respect to each Products item group (whether measured by number of units involved or dollar amounts of claims).

SECTION 3.23. Customers and Suppliers.

(a) Section 3.23(a) of the Company Disclosure Schedule lists, by year, for each of the past two fiscal years (2009 and 2010): (i) the top 20 customers of the Company and its Subsidiaries on a consolidated basis and amount of purchases by each such customer per fiscal year, and (ii) the top 20 suppliers of the Company and its Subsidiaries on a consolidated basis and amount of good/services sold to the Company and its Subsidiaries by each such supplier per fiscal year.

(b) Except as set forth on Section 3.23(b) of the Company Disclosure Schedule, (A) no supplier listed in Section 3.23(a) of the Company Disclosure Schedule has since January 1, 2011 (i) stopped or materially decreased or threatened to stop or materially decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries or (ii) other than in the ordinary course of business, increased or announced an intent to increase the cost of such materials, products or services, and (B) other than in the ordinary course of business, no customer listed on Section 3.23(a) of the Company Disclosure Schedule has (x) stopped or materially decreased or threatened to stop or materially decrease the rate of purchasing Products from the Company or its Subsidiaries or (y) reduced or announced an intent to reduce the amount paid for Products purchased from the Company or its Subsidiaries.

SECTION 3.24. Accounts Receivable.

(a) All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are valid obligations owing to the Company and its Subsidiaries.

(b) Except as set forth on Section 3.24(b) of the Company Disclosure Schedule, as of June 30, 2011, none of the accounts receivable are overdue with respect to their payment terms by more than 90 days, nor has the Company nor any of its Subsidiaries amended or waived any payment terms, including without limitation to reduce the amount owed or extend the time of payment, except for amendments or waivers (i) in the ordinary course of business or (ii) that are not material in amounts either individually or in the aggregate.

(c) Except as set forth on Section 3.24(c) of the Company Disclosure Schedule, no payor of any of such accounts receivable has provided the Company or its Subsidiaries notice that it does not intend to timely pay such accounts receivable in full. To the Knowledge of the Company, except as set forth on Section 3.24(c) of the Company Disclosure Schedule, the payors of all accounts receivable of the Company and its Subsidiaries are able to timely pay such receivables in the ordinary course of business consistent with past practices at the aggregate recorded amounts thereof.

SECTION 3.25. No Consents. Except for the Other Approvals, no Material Contract has any change of control, anti-assignment or similar provision that would require notice to or the consent of any Person as a result of the execution of this Agreement or the consummation of any of the Transactions.

SECTION 3.26. Anticorruption.

(a) Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, agents, distributors, employees, or other Persons acting for their benefit or on their behalf has, directly or indirectly, taken, authorized, allowed or ratified any action that has caused any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any Subsidiary (collectively with the FCPA, the “Anticorruption Laws”).

(b) Neither the Company its Subsidiaries nor any of their respective officers, directors, agents, distributors, employees, or other Persons acting for their benefit or on their behalf has, directly or indirectly, taken any act in furtherance of an offer, payment, or transfer (or a promise to pay, or transfer) money or anything else of value to a Government Official (as defined below), or to obtain or retain business for any Person in violation of applicable Law, or any other Person when knowing or having reason to believe that all or any portion of such money or thing of value will or may be offered, given or promised to any Government Official, for the purpose of obtaining, retaining or directing any business or securing any other business or regulatory advantage

(c) As of the date of this Agreement, (i) there is no allegation, charge, proceeding or investigation of or request for information from the Company or any Subsidiary by any Governmental Authority regarding the Anticorruption Laws, (ii) there is no other allegation, investigation or inquiry by any Governmental Authority regarding the Company or any Subsidiary’s actual or possible violation of the Anticorruption Laws, and (iii) none of the officers, directors, employees or agents of the Company or any of its Subsidiaries is a Government Official.

(d) Neither the Company, its Subsidiaries, nor any of their respective directors, officers, agents, employees, former employees or any other Person associated with or acting for or on behalf of the Company or its Subsidiaries has (i) circumvented any internal accounting controls of any such entity, (ii) falsified any books, records, or accounts, (iii) established or maintained any fund or asset that has not been recorded in the books and records of any such entity, or (iv) attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of its Subsidiaries.

(e) For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or controlled enterprise) or of a public international organization, (ii) holder of political office, political party official , candidate for any political office, member of a royal family or (iii) any Person acting for or on behalf of any such Governmental Authority or instrumentality thereof.

SECTION 3.27. No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no third party is authorized to make any such representations and warranties on behalf of the Company.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the Laws of the jurisdiction of its incorporation, and has the requisite power and authority necessary to own, lease and operate its properties and to carry on its business as currently conducted.

SECTION 4.2. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of Parent’s and Merger Sub’s obligations under this Agreement, and the consummation of the Merger by Merger Sub, have been duly authorized and approved by the respective Boards of Directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub and no other corporate or shareholder action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of their obligations under this Agreement or the consummation by them of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Merger Sub of the Merger, nor compliance by Parent or Merger Sub with their respective obligations hereunder would (i) conflict with or violate any provision of the articles or certificate of incorporation, articles of association or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and any waiting periods thereunder have terminated or expired and the filings referred to in Section 4.3 are made, (x) violate any Law, or any Orders of any Governmental Authority applicable to Parent or any of its Subsidiaries in any material respect or (y) violate, conflict with, result in the loss of any benefit under, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default), result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party, or by which they or any of their respective properties or assets is or may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(c) Neither Parent, Merger Sub nor any Person holding twenty-five percent (25%) or more of either the voting rights or the right to appoint directors of Parent or Merger Sub owns any Company Ordinary Shares.

SECTION 4.3. Governmental Approvals. Except for the Certificate of Merger by the Companies Registrar and assuming the Required Regulatory Consents and the Other Approvals are obtained, made or given (in the case of filing or notice only requirements), no consents or approvals of, or notices to or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of Parent and Merger Sub’s obligations under this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding share capital of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no material business activities or operations, other than activities related to or in anticipation of the proposed Merger.

SECTION 4.5. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Bank of America Merrill Lynch, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.6. Litigation. As of the date of this Agreement, there is no Action pending (subject in the case of investigations to the Knowledge of Parent) or, to the Knowledge of Parent or Merger Sub, threatened by or against Parent or Merger Sub that seeks to restrain the consummation of the Merger. or which, if adversely determined, reasonably would be expected to result in a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order or settlement of or with any Governmental Authority that reasonably would be expected to result in a Parent Material Adverse Effect.

SECTION 4.7. Available Funds. Parent has and will have at the Effective Time, sufficient cash available to pay the Total Consideration.

SECTION 4.8. No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, neither Parent nor Merger Sub is making and has not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no third party is authorized to make any such representations and warranties on behalf of Parent or Merger Sub.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1. Preparation of Immediate Reports; Company Shareholder Meeting.

(a) As required under Israeli Law, following the date of this Agreement, the Company shall file an immediate report with the ISA and the TASE, announcing the execution of this Agreement and including details of the Merger as required under Israeli Securities Law and all other then-required public disclosures regarding this Agreement and the Transactions contemplated hereby (the “Signing Immediate Report”). As soon as practicable thereafter, the Company shall prepare a second immediate report and a notice for a special meeting of the Company’s shareholders (together with any adjournment or postponement thereof, the “Company Shareholder Meeting”) to be held solely for the purpose of seeking the Company Shareholder Approval and such other matters that are reasonably required or advisable to accomplish the purpose and intent of this Agreement (such second immediate report and notice, and any other materials required to be provided to the Company’s shareholders in connection with the Merger, seeking and obtaining the Company Shareholder Approval and such other reasonably required or advisable matters, the “Shareholders Meeting Immediate Report”). The Signing Immediate Report and the Shareholders Meeting Immediate Report shall be prepared by the Company in accordance with and comply at all times with the requirements of applicable Law, including the Israeli Companies Law and the Israeli Securities Law and the rules, regulations and orders promulgated thereunder. The Company (i) shall provide Parent a reasonable opportunity to review and comment on drafts of the Signing Immediate Report and the Shareholders Meeting Immediate Report, and any related correspondence and filings, prior to their filing or distribution, (ii) shall consult with and consider in good faith including in such drafts, correspondence and filings all comments reasonably proposed by or on behalf of Parent, and (iii) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the ISA and the TASE, or their respective staff, as applicable, including all meetings and telephone conferences relating to the Signing Immediate Report, the Shareholders Meeting Immediate Report (and any amendments or supplements thereto), this Agreement, the Transactions, or the Company Shareholder Meeting. If at any time prior to the Effective Time any event shall occur, or any fact or information shall be discovered, that is required by Law to be set forth in an amendment of or a supplement to the Signing Immediate Report or the Shareholders Meeting Immediate Report, as the case may be, the Company shall promptly prepare such amendment or supplement and cause such amendment or supplement to be promptly filed with the ISA and TASE and distributed to the shareholders of the Company if legally required.

(b) As soon as reasonably practicable, the Company shall establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting pursuant to the Shareholders Meeting Immediate Report, solely for the purpose of obtaining the Company Shareholder Approval and such other matters that are reasonably required or advisable to accomplish the purpose and intent of this Agreement. The Company Shareholder Meeting shall be held no later than 180 days after the date of this Agreement; provided, that if any Required Regulatory Consents have not been obtained or given to Parent’s satisfaction before the end of such 180 day period, the Company may defer or postpone the Company Shareholder Meeting until such Required Regulatory Consents are received (but in no event may the Company defer the Company Shareholder Meeting to or beyond the Termination Date). The Company shall publish notice of the Company Shareholder Meeting with the ISA and the TASE and shall deliver the Shareholders Meeting Immediate Report (including notice of the Company Shareholder Meeting) to each of its shareholders at least 35 calendar days prior to the date of the Company Shareholder Meeting. Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Shareholders Meeting Immediate Report and in each amendment or supplement thereof. The Company shall use its commercially reasonable efforts to solicit voting deeds from its shareholders pursuant to the Shareholders Meeting Immediate Report (including institutional shareholders and their representatives) authorizing the adoption and approval of this Agreement, to be used by the Company at the Company Shareholder Meeting to obtain the Company Shareholder Approval. The Company shall call, establish a meeting and record date, notice, convene, hold, conduct and solicit voting deeds in connection with the Company Shareholder Meeting in compliance with the Company Charter Documents and all applicable Laws, including the Israeli Companies Law and the Israeli Securities Law and the rules, regulations and orders promulgated thereunder.

(c) Each of the Company and Parent shall cause their respective Representatives to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of the Signing Immediate Report, the Shareholders Meeting Immediate Report, any amendments or supplements thereto, and any other documents required to be prepared, filed, published, distributed, solicited or obtained for purposes of (i) the Company Shareholder Approval, and (ii) the delisting and termination of trading of the Company Ordinary Shares on TASE effective as of the Effective Time. The Company shall (A) afford Parent a reasonable opportunity to review and comment on drafts of the Signing Immediate Report and the Shareholders Meeting Immediate Report (and in each case any amendments or supplements thereto), and any related correspondence and filings, before they are filed with the ISA or TASE or distributed to the Company’s shareholders, (B) notify Parent of any comments received from the ISA, the TASE or the Company’s shareholders regarding any of the Signing Immediate Report or the Shareholders Meeting Immediate Report (and any amendments or supplements thereto), and (C) provide Parent with copies of all written correspondence between the Company and the ISA or the TASE, as the case may be, with respect to the Signing Immediate Report or the Shareholders Meeting Immediate Report (and any amendments or supplements thereto), this Agreement, the Transactions or the Company Shareholder Meeting.

SECTION 5.2. Conduct of Business by Company and Subsidiaries. Except as expressly permitted by this Agreement, as required by applicable Law, or as consented to in writing by Parent (which consent shall be obtained in accordance with the procedure set out in Section 5.2 of the Company Disclosure Schedule with respect to matters described in Sections 5.2 (c), (d), (e) and (f), and, in any event, which consent shall not be unreasonably withheld, delayed or conditioned, provided that if Parent does not respond to the Company’s written request within five business days, Parent shall be deemed to have consented to the action or omission requested), or as set forth in the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct business only in the ordinary course consistent with past practice (except for such transactions as listed in Section 5.2 of the Company Disclosure Schedule), (x) comply in all material respects with all applicable Laws and the requirements of this Agreement and all Company Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it, in each case, to the end that its goodwill and ongoing business shall be unimpaired and pass to the Surviving Company intact at the Effective Time, and (z) keep in full force and effect all insurance policies maintained by the Company and its Subsidiaries. In addition, during the period from the date of this Agreement until the Effective Time, the Company shall comply with all applicable Laws, provided that the foregoing shall not create any obligation of the Company to perform any remedial action with respect to the matters disclosed in Section 3.8 of the Company Disclosure Schedule. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall be obtained in accordance with the procedure set out in Section 5.2 of the Company Disclosure Schedule with respect to matters described in Sections 5.2 (c), (d), (e) and (f), and, in any event, which consent shall not be unreasonably withheld, delayed or conditioned, provided that if Parent does not respond to the Company’s written request within five business days, Parent shall be deemed to have consented to the action or omission requested), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not cause or permit any of its Subsidiaries to:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares, voting securities, stock appreciation rights, or equity or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares, voting securities, stock appreciation rights, or equity or other ownership interests, or issue or enter into any rights, warrants, options, restricted stock units, phantom equity awards, calls, commitments or any other agreements of any character to purchase or acquire any shares, voting securities, stock appreciation rights, or equity or other ownership interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares, voting securities, stock appreciation rights, or equity or other ownership interests; provided, that the Company may issue Company Ordinary Shares upon the exercise of Options granted under the Company Share Plans or upon the conversion of Convertible Debt, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares, voting securities, stock appreciation rights or equity or other ownership interests, or any rights, warrants, options, restricted stock units, phantom equity awards, calls, commitments or enter into any other agreements of any character to acquire any of its shares, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares or otherwise make any payments to its shareholders in their capacity as such (other than (A) dividends by a direct or indirect wholly owned Subsidiary of the Company to the Company and (B) ordinary course compensation to employee shareholders and shareholders who currently provide services to the Company, as directors or otherwise); (iv) split, combine, subdivide or reclassify any of its shares; (v) issue to the Company or any wholly owned Subsidiary, securities of any wholly owned Subsidiary; or (vi) other than as required by Section 2.3, amend (including by reducing an exercise price or extending a term) or waive any of the terms or conditions of, or accelerate the vesting under, any provision of the Company Share Plans or any agreement evidencing any outstanding stock option, restricted stock unit, stock appreciation right, warrant agreement or any other right to acquire shares, voting securities, or equity or ownership interests of the Company or any restricted stock purchase agreement or any similar or related Contract;

(b) incur or assume any additional Indebtedness for borrowed money or guarantee or act as a surety with respect to any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than inter-company borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or borrowing in the ordinary course of business under the Company’s credit lines outstanding as of the date hereof;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) its properties or assets (including securities of any Subsidiaries) to any Person, in excess of $100,000 individually or $250,000 in the aggregate, except (other than securities of any Subsidiaries) (i) pursuant to Contracts in force on the date of this Agreement that are listed on Section 5.2(c) of the Company Disclosure Schedule, and of which correct and complete copies have been made available to Parent, (ii) dispositions of obsolete or worthless assets, (iii) sales of Products on arms-length terms in the ordinary course of business or (iv) sales of Products between the Company and any wholly owned Subsidiary and/or between wholly owned Subsidiaries;

(d) make any capital expenditure which (i) involves the purchase of real property or (ii) is in excess of $100,000 individually or $250,000 in the aggregate, except for capital expenditures as expressly set forth in the current Company’s budget and revised forecast provided by the Company to Parent prior to the date hereof or any 2012 budget approved by Parent;

(e) directly or indirectly acquire (i) any Person or any division, business or equity interest of any Person, whether by merger or consolidation, or by purchasing any material equity or voting interest, or by any other manner, or, (ii) any assets that have a purchase price in excess of $100,000 individually or $250,000 in the aggregate, in each case except for ordinary course purchases of inventory and raw materials in amounts consistent with past practices, expenditures expressly set forth in the current Company’s budget and revised forecast provided by the Company to Parent prior to the date hereof or any 2012 budget approved by Parent;

(f) make any investment in (by contribution to capital, property transfers, purchase of securities or otherwise), or any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice), any Person, other than investments in or loans or advances to a direct or indirect wholly owned Subsidiary of the Company made in the ordinary course of business consistent with past practice;

(g) (i) enter into, terminate or amend in a manner that is materially adverse to the Company or any of its Subsidiaries any Material Contract or waive any material right of the Company or any of its Subsidiaries under any Material Contract other than in the ordinary course of business, (ii) enter into any Contract that would be breached by the terms of this Agreement or the consummation of the Transactions, or would require any third party consent to avoid termination thereof or any payment or penalty resulting from the consummation of the Transactions, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, non-compete, non-solicit, or similar agreement;

(h) except as set forth on Section 5.2(h) of the Company Disclosure Schedule: (A) modify the compensation or benefits of any current or former directors, consultants, contractors, officers or employees, other than increases in the ordinary course of business; (B) enter into, establish, amend or terminate any Company Plan; or (C) grant or promise any severance, retention or termination pay, or any bonus or gratuity, to any director, officer, employee or consultant of the Company or its Subsidiaries that is not in the ordinary course of business;

(i) make or change any material election concerning Taxes or Tax Returns or any application with any Governmental Authority, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to Taxes or any Tax claim or assessment, surrender any right to claim a material refund of Taxes;

(j) make any changes in financial or Tax accounting methods, principles, policies, procedures or practices (or change an annual accounting period), including with respect to reserves for doubtful accounts, or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, except as required by a change in IFRS, ISA rules or policies or other applicable Law;

(k) amend any Company Charter Documents or any Subsidiary Documents (other than to conform to recent amendments to the Israeli Companies Law or to increase the authorized share capital of any wholly owned Subsidiary);

(l) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company) or otherwise enter into any agreements or arrangement imposing material changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries;

(m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms of Actions, liabilities, claims or obligations specifically reflected or as reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company, other than a settlement reimbursable from insurance or calling solely for a cash payment in an amount less than $250,000 in the aggregate;

(n) enter into, engage in or amend any transaction, Contract or understanding with any Related Person or any interested parties (Ba’alay Inyan) (other than to amend indemnification agreements of director and officers to conform to recent amendments to the Israeli Companies Law) or make any payment to Related Persons other than pursuant to existing Contracts disclosed by the Company in Section 3.21 of the Company Disclosure Schedule;

(o) enter into, as principal or guarantor, any Derivatives Agreement, such as interest rate swaps, interest rate options (e.g., interest rate caps, interest rate floors and options on interest rate swaps), currency swaps and options, commodity swaps and options, index swaps and forward contracts and any other type of swap, option, forward or derivative; provided, however, that the Company and its Subsidiaries may enter into Derivatives Agreement on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement;

(p) enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or enter into or engage in new lines of business;

(q) enter into factoring agreement in excess of normal levels or with respect to accounts receivable of customers not previously factored;

(r) pay, discharge or satisfy any Indebtedness other than in accordance with its existing terms and repayment schedule;

(s) effect any material change in the credit terms currently provided in respect of its dealings with its customers and/or suppliers; or

(t) undertake or agree, in writing or otherwise, to take or omit to take any of the foregoing actions.

Notwithstanding the foregoing restrictions, the Company shall be entitled to obtain renewal or tail insurance policies (collectively, the “Tail Policy”), provided, that the term of any Tail Policy does not exceed seven years after the Effective Time.

SECTION 5.3. No Solicitation by the Company; Etc.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement, the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively as to any specified Person, its “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to any Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage any inquiries or proposals that constitute any Takeover Proposal, (ii) solicit, encourage or participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement or understanding that reasonably could result in any Takeover Proposal; provided, that if prior to obtaining the Company Shareholder Approval, after consultation with a financial advisor of internationally recognized reputation and after consultation with its outside counsel, the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement and the Board of Directors of the Company reasonably determines in good faith that (i) based upon the advice of its financial advisor, such Takeover Proposal is a Superior Proposal and (ii) based upon the advice of its outside legal counsel, the failure to take such action would violate the Board of Directors’ fiduciary duties to the Company’s shareholders under the Israeli Companies Law, then the Company may, at any time prior to obtaining the Company Shareholder Approval and after providing Parent, at least three (3) business days in advance, with written notice of its intention to take such actions and of the identity of such third party in addition to such other information required to be furnished by the Company pursuant to Section 5.3(b) below ,furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal; provided, that prior to providing any such information, the Person making the Takeover Proposal and its applicable Representatives must enter into or be bound by a customary confidentiality agreement with the Company containing terms no less restrictive than the terms of the Confidentiality Agreement (as defined below) and a customary standstill provision, provided that a copy of all such information is delivered simultaneously to Parent if it has not previously been made available to Parent.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly (and in no event later than three business days) after receipt of any proposal, offer, inquiry or other contact regarding any Takeover Proposal, provide Parent a certificate from an appropriate officer of the Company setting forth the identity of such third party, the price (including the form of consideration and any holdback or earnout components), structure and conditions of any such proposal, offer or inquiry and indicating whether the offeror or inquiring party is a strategic or financial buyer, and thereafter shall promptly keep Parent informed of all material developments as they occur affecting the status and terms of any such proposals, offers, inquiries or requests.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof (nor any Representative of the Company or any Subsidiary thereof) shall (i)(A) withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend or cause or authorize the Company or any of its Subsidiaries or any of its or their Representatives to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)). Further, unless the Board of Directors has made or is then considering a Company Adverse Recommendation Change in compliance with this Agreement, the Board of Directors shall, if requested by Parent, promptly publicly reiterate the Company Board Recommendation (in a press release, public filing, or other broadly disseminated communication) after any Takeover Proposal becomes publicly disclosed, regardless of the circumstances of disclosure. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation in response to a Superior Proposal that has not been withdrawn, if such Board determines in good faith, after reviewing applicable provisions of the Israeli Companies Laws and after consulting with and receiving advice from its outside legal counsel, that the failure to make such withdrawal or modification would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under the Israeli Companies Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a purportedly Superior Proposal until four business days following Parent’s receipt of written notice from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying all material terms and conditions of such Superior Proposal (it being understood and agreed that any subsequent material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three business day post-notice period). Prior to effecting such a Company Adverse Recommendation Change in response to a purportedly Superior Proposal, the Board of Directors of the Company shall, and shall cause its Representatives to negotiate with Parent in good faith to make such adjustments and amendments to the terms and conditions of this Agreement so that such third party Takeover Proposal ceases to constitute a Superior Proposal; provided, that, for avoidance of doubt, if the economic terms of this Agreement, as so adjusted and amended, are the same as or at least financially equivalent to the economic terms in the third party Takeover Proposal (based on the value of the consideration payable with respect to the Company Ordinary Shares as well as the material conditions to the completion of the transaction), the Takeover Proposal shall not be considered a Superior Proposal, and the Board of Directors of the Company shall publicly reject such Takeover Proposal and publicly reaffirm the Company Board Recommendation.

SECTION 5.4. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries and Representatives to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, Permits, rulings, authorizations and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the Transactions, including the Company Shareholder Approval, the Required Regulatory Consents and the Other Approvals. Without limiting the foregoing, (A) Parent agrees to refrain (and to cause Merger Sub to refrain) from taking any action that reasonably would be expected to result in a Parent Material Adverse Effect, and (B) the Company agrees to refrain (and to cause its Subsidiaries to refrain) from taking any action that reasonably would be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, to the extent required under applicable Law, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the RTPA and/or any other applicable antitrust Law, with respect to the Merger as promptly as reasonably practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Law, and to use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the RTPA or any other applicable antitrust Law, as soon as reasonably practicable; and (ii) the Company shall (x) take all action necessary to ensure that no takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any takeover statute or similar Law becomes applicable to any of the Transactions, take all reasonable action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing with or submission to any Governmental Authority in connection with the Transactions and in connection with any Action by or before a Governmental Authority relating to the Transactions, including any Action initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Israeli antitrust authority or any other applicable Governmental Authority and of any material communication received or given in connection with any Action by or involving any third party, in each case regarding any of the Transactions. Subject to applicable Laws, the Company and its Subsidiaries agree to consult with Parent in advance and, to the extent not prohibited by such Governmental Authority, give Parent or its Representatives the opportunity to attend and participate in any scheduled meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its or any of its Subsidiaries’ businesses, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1, (ii) require Parent or Merger Sub to offer, accept or agree to (A) dispose of, license or hold separate (in trust or otherwise) any part of its or the Company’s (or the Surviving Company after the Merger) or any of their respective Subsidiaries’ or Affiliates’ businesses, operations, assets or product lines (or any combination of Parent’s and the Company’s (or the Surviving Company after the Merger) or any of their respective Subsidiaries’ or Affiliates’ businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, (C) restrict or impose burdensome terms or conditions on the manner in which, or whether, Parent, the Company, the Surviving Company or any of their respective Subsidiaries or Affiliates may carry on business in any part of the world (including, but not limited to, any such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any of its assets or businesses) and/or (D) accept any undertaking or condition, enter into any consent decree, accept any operational restriction, or take any other action that, in the judgment of Parent, could be expected to limit the right of Parent, the Surviving Company or any of their respective Subsidiaries or Affiliates to own or operate all or any portion of their respective businesses or assets or (iii) require Parent to contest or otherwise resist any Action by, before or involving any Governmental Authority or any private party, challenging any of the Transactions as violative of any Antitrust Law (each of (i)-(iii) an “Adverse Condition”).

SECTION 5.5. Merger Proposal.

(a) As soon as practicable following the date of this Agreement (but subject to Section 5.1(b)): (i) each of the Company and Merger Sub shall cause a merger proposal substantially in the form attached as Exhibit A (the “Merger Proposal”) to be executed in accordance with the Israeli Companies Law; (ii) the Company shall call the Company Shareholder Meeting (it being understood that the sole shareholder of Merger Sub has approved the Merger and the Transaction prior to the execution of this Agreement), and (iii) the Company and Merger Sub shall jointly deliver the Merger Proposal to the Companies Registrar within three calendar days after the calling of the Company Shareholder Meeting. Each of the Company and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, and each shall promptly inform its respective non-secured creditors, if any, of its Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

(b) Promptly after the Company and Merger Sub comply with the preceding paragraph and with subsections (i) and (ii) below, but in any event no more than three business days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Israeli Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the foregoing, each of the Company and, if applicable, Merger Sub, shall:

(i) Publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar, and (B) if required, at such other time and in such other manner as may be required by applicable Laws and regulations; and

(ii) Within four business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, are respectively aware of, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at any additional locations determined as referred to in the notice referenced in subsection (i) above.

SECTION 5.6. Public Announcements. Without limiting Parent’s review and consultation rights in Section 5.1(c), the initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company and issued at a mutually agreed upon time promptly following the date hereof, which time shall comply with the requirements of applicable Law. Thereafter, prior to the Closing Date neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in compliance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party (in which case the party preparing any such public announcement shall provide the other party with a draft of such public announcement at least two days prior to the date for the proposed release of such public announcement), except as may be required by Law (including any ISA or Securities and Exchange Commission rules and regulations) or by any applicable listing rules or agreement with TASE or NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent such prior consultation is reasonably practicable and legally permissible). Notwithstanding the foregoing, each of Parent and the Company may make public statements in response to specific questions regarding this Agreement or the Transactions presented by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by Parent or the Company in accordance with this Section 5.6.

SECTION 5.7. Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties (including real properties), books, Contracts, commitments, records and correspondence, officers, directors, employees, accountants, counsel, financial advisors and other Representatives and the Company shall promptly furnish to Parent (i) a copy of each report, schedule and other document filed or submitted by it following the date hereof pursuant to the requirements of applicable securities Laws or TASE requirements (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of applicable securities Laws or TASE requirements, to the extent reasonably practicable and legally permissible, not less than two business days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the ISA or TASE, or proposed to be sent by or on behalf of the Company to ISA or TASE, concerning compliance with securities Laws or TASE listing requirements, (ii) copies of all audited or unaudited financial statements prepared after the date hereof through the Closing Date and (iii) all other documents and information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent or its Representatives may reasonably request. Except for disclosures permitted by the terms of the Confidential Disclosure Agreement, dated as of July 2011, between Parent and the Company (as amended from time to time, the “Confidentiality Agreement”), Parent shall hold all information received from the Company pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement.

SECTION 5.8. Notice of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Actions commenced or, to such party’s knowledge, threatened against, involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any material fact or circumstance that, or the occurrence or non-occurrence of any material event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

SECTION 5.9. Directors’ and Officers’ Insurance; Indemnification Agreements.

(a) From and after the Effective Time, Parent shall cause the Surviving Company to fulfill and honor all the obligations of the Company pursuant to the indemnification agreements listed on Section 5.9 of the Company Disclosure Schedule, with each individual who is a party to such indemnification agreements and that at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any current or former Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) which agreements shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time and until seven years from the Effective Time, shall cause, unless otherwise required by Law, the articles of association, certificate of incorporation and by-laws (as applicable) and comparable organizational documents of the Surviving Company and each of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents and the Subsidiary Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees with respect to exculpation and limitation of liabilities or insurance and indemnification.

(b) Parent shall, and shall cause the Surviving Company to maintain in effect any Tail Policy (as referred to in Section 5.2) and continue to honor all obligations pursuant to such Tail Policy.

(c) The Indemnitees to whom this Section 5.9 applies are intended third party beneficiaries of this Section 5.9ý. The provisions of this Section 5.9 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 5.9.

(d) This Section 5.9 shall be binding upon Parent and the Surviving Company and their respective successors and assigns. In the event that Parent or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, shall succeed to the obligations set forth in this ýSection 5.9.

SECTION 5.10. Merger Sub Obligations. Parent shall cause Merger Sub to comply with all of its obligations under this Agreement. During the period from the date of this Agreement through the Effective Time, except as expressly provided in this Agreement, Merger Sub shall not, and Parent shall not permit Merger Sub to, conduct any business or undertake any activities except as required to perform its express obligations hereunder.

SECTION 5.11. Employee Matters.

(a) During the six-month period commencing on the Closing Date, Parent shall provide or shall cause the Surviving Company to provide to continuing employees of the Company and any of its Subsidiaries (“Company Employees”) compensation and benefits that are, in the aggregate, to any such employee, no less favorable than the compensation and benefits being provided to such Company Employee as of the date hereof under his/her employment agreement and the Company Plans as set forth in Section 3.11(a)(i) of the Company Disclosure Schedule; provided, however, that nothing herein shall be construed as limiting the right or ability of the Surviving Company and/or its Subsidiaries, as the case may be, to terminate the employment of a continuing employee for Cause, or as creating any obligation of the Parent or the Surviving Company or a Subsidiary thereof with respect to the compensation or employment of such an employee.

(b) Without limiting Section 5.12ý(a), Parent shall cause the Surviving Company to honor, fulfill and discharge, the Company’s and its Subsidiaries’ obligations under any Company Plans as set forth in Section 3.11(a)(i) of the Company Disclosure Schedule and employment agreements in effect as of the date hereof.

(c) For purposes of eligibility under any employee benefit plans of Parent that will provide benefits to any Company Employee after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and any severance benefits under the New Plans, each Company Employee shall be credited with his or her years of service with the Company or its applicable Subsidiaries to the same extent as such Company Employee was entitled before the Closing, to credit for such service under any similar Company Plan. In addition, and without limiting the generality of the foregoing (but subject to any limitations under applicable Laws or the terms of the applicable Company Plan): (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Company Employee was eligible to and did participate immediately before the replacement; and (ii) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

SECTION 5.12. Israeli Approvals.

(a) Government Filings; Other Approvals. Each party to this Agreement shall use its commercially reasonable efforts to prepare, deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Authority with respect to the Merger. The Company shall use its commercially reasonable efforts to obtain, make or give (in the case of filing or notice only Other Approvals), as promptly as practicable after the date of this Agreement, all of the Required Regulatory Consents and Other Approvals and any other consents and approvals that may be required in connection with the Merger. Parent shall provide to the Investment Center and all other applicable authorities any information, and shall execute any undertakings, in each case reasonably requested by such authorities as a condition to obtaining the Required Regulatory Consents.

(b) Legal Proceedings. The Company and Parent each shall: (i) give the other party prompt notice of the commencement of any Action by or before any Israeli Governmental Authority with respect to this Agreement or the Merger; (ii) keep the other party informed as to the status of any such Action; and (iii) promptly inform the other party of any communication to or from the Commissioner of Israeli Restrictive Trade Practices, the Investment Center, the ISA, the ITA, the Israel Land Authority, the Israeli Ministry of Industry, Trade & Labor, the Companies Registrar or any other Israeli Governmental Authority regarding this Agreement or the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to this Agreement or the Merger, pursuant to a joint defense agreement to the extent necessary or advisable to preserve legal privilege. In addition, except as may be prohibited by any Israeli Governmental Authority or by any Israeli Law, in connection with any such Action under or relating to the RTPA, the Company and Parent will each permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Authority in connection with any such legal proceeding.

(c) Israeli Tax Rulings. As soon as reasonably practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the ITA an application for a ruling (which shall be provided to Parent for review and approval prior to its submission, which approval shall not be unreasonably withheld) (i) confirming that the treatment of any Options subject to Section 102 of the Ordinance in accordance with Section 2.3 shall not be regarded as a violation of the requisite holding period, if the applicable Option Consideration is deposited with the 102 Trustee of such Options until the end of the respective holding period (which ruling may be subject to customary conditions regularly associated with such a ruling), and (ii) requesting to exempt the non-Israeli Personnel and consultants of the Company and its Affiliates from Israeli Tax, and to exempt the Company (and the Surviving Company after the Merger), its applicable Affiliates, Parent, Merger Sub, the 102 Trustee and the Paying Agent from any withholding obligation with respect to payments made pursuant to the Merger with respect to Options (the “Options Tax Ruling”). Parent will apply to the ITA to seek a pre-ruling exempting Parent and the Surviving Company from any obligation to withhold Israeli Tax from any consideration deposited with or payable by the Paying Agent, the 102 Trustee, the Surviving Company or otherwise deliverable pursuant to this Agreement or clarifying that no such obligation exists (the “Withholding Tax Ruling”). In the alternative, the Company shall, if requested by Parent, submit or include in the request for the Options Tax Ruling a request for the Withholding Tax Ruling. Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable in support of the request for the Options Tax Ruling and the Withholding Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause or facilitate obtaining the Options Tax Ruling and the Withholding Tax Ruling, as promptly as practicable. Neither the Company nor any of its Representatives shall make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Option Tax Ruling in coordination with Parent and its representatives, and the Company will enable Parent’s representatives to participate in all discussions and meetings relating thereto to the extent practical and upon reasonable notice. To the extent that Parent’s representatives elect not to participate in any meeting or discussion, the Company’s representatives shall provide Parent with a prompt and full report of the discussions held. In any event, the final text of the request for the Option Tax Ruling shall be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

SECTION 5.13. Transaction Expenses. At least five business days prior to the Closing, Company shall submit documentation (the “Payoff Instructions”) setting forth the amount of all Transaction Expenses of the Company, including the identity of each recipient, the amounts previously paid and any additional amounts payable through or as a result of the Closing. Together with the delivery of the Payoff Instructions, the Company shall deliver to Parent receipts and releases evidencing payment (or the final amount, if to be paid at Closing) of the Transaction Expenses. At or prior to the Closing, the Company shall pay to the designated recipients in accordance with the Payoff Instructions any unpaid Transaction Expenses which are required to be paid by Company at or as a result of Closing.

SECTION 5.14. Non-Solicitation of Employees, Consultants and Advisors. Until the earlier of (i) the Effective Time and (ii) two years after the date of this Agreement, Parent agrees that it will not, directly or indirectly through its Representatives, solicit any person engaged as an employee, consultant or advisor of the Company or its Subsidiaries to alter its relationship with the Company or its Subsidiaries; provided, however, that the foregoing limitation shall not apply to general solicitations of employment by or on behalf of the Parent that are not specifically directed at the employees, consultants or advisors of the Company or its Subsidiaries.

ARTICLE VI

Conditions Precedent

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Laws and the Company Charter Documents;

(b) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Merger; and

(c) Israeli Statutory Waiting Periods. At least 50 days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar and at least 30 days shall have elapsed after the receipt of the Company Shareholder Approval.

(d) Certificate of Merger. The Companies Registrar shall have issued the Certificate of Merger; and

(e) Required Regulatory Consents. The Company or the Parent, as the case may be, shall have obtained (or given, in the case of filing or notice only requirements) the Required Regulatory Consents. All Required Regulatory Consents shall have been obtained without the imposition of any term, condition or consequence the acceptance of which by the Company or Parent (or any of their Subsidiaries), as applicable, would constitute an Adverse Condition, provided however that a term, condition or consequence of a consent required pursuant to sub-clause (ii) under the definition of “Required Regulatory Consents” will not be considered an Adverse Condition if and to the extent that it relates solely to soy isolates or soy concentrates that are currently produced by the Company or its Subsidiaries.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, however, that (i) the representations and warranties made in Sections 3.1, 3.2, 3.3 and 3.18 shall be true and correct in accordance with their terms, and (ii) for purposes of this condition, all representations and warranties of the Company, other than those in Sections 3.1, 3.2, 3.3 and 3.18, shall be deemed to be true and correct in all material respects unless the failure of such representations and warranties to be so true and correct results, or would reasonably be expected to result, individually or the aggregate, in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, provided, however, that unintentional breaches of Article V (i.e., acts omissions of which the Company did not have Knowledge prior to such act of omission) shall not be deemed to be a breach for purposes of this Section 6.2(b) unless such unintentional breaches result, or would reasonably be expected to result, individually or the aggregate, in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Director Resignations. Subject to the provisions of Section 1.6(a) above, Parent shall have received written resignation letters from each member of the respective Boards of Directors (or equivalent governing bodies) of the Company and (to the extent entitled to be appointed or removed by the Company) each of its Subsidiaries, or shall have received other evidence of such Directors’ valid removal and replacement with individuals designated by Parent, in each case effective as of the Effective Time.

(d) Key Employees. At least 80% of the key employees listed in Section 6.2(d) of the Company Disclosure Schedule hereto under Group A and at least 70% of the key employees listed in Section 6.2(d) of the Company Disclosure Schedule hereto under Group B (i) shall be employees of the Company or its applicable Subsidiaries as of the Closing Date, (ii) shall not have notified Parent or the Company of their intent to leave the employ of the Company, the Surviving Corporation or their applicable Subsidiaries and (iii) shall be bound by written employment agreements in a form acceptable to Parent.

(e) No Litigation, Etc. There shall not be any Restraint in effect or any Action pending by or before any Governmental Authority that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.

(f) Consents and Approvals. The Company shall have obtained the approvals of the banks which are a party to the agreement described in Section 4 of the list of the Other Approvals (as set forth in Section 8.10(a) of the Company Disclosure Schedule). Such bank approvals shall have been obtained without the imposition of any term, condition or consequence the acceptance of which by the Company or Parent (or any of their Subsidiaries), as applicable, would constitute an Adverse Condition.

(g) Lock-Box. Since the date of this Agreement, the Company shall not have (x) declared or paid any dividends, distributions or other payments to any of its shareholders, in their capacity as such, or (y) entered into, engaged in or amended any transaction, Contract or understanding with any Related Person (other than to amend indemnification agreements of director and officers to conform to recent amendments to the Israeli Companies Law), unless with respect to clause (y) otherwise agreed to in writing by Parent in accordance with the terms of this Agreement.

(h) Convertible Debt. (i) The outstanding portion of the Convertible Debt shall have been converted in its entirety into Company Ordinary Shares in accordance with its terms, (ii) all interest due and payable on the Convertible Debt shall have been repaid and retired and (iii) the Convertible Debt shall have been settled in full and the Company and its Subsidiaries shall have no liability with respect thereto, all the foregoing without incurring any fee, commission or penalty.

(i) Termination of Related Party Agreements. The following Contracts shall have been duly terminated and the Company and its Subsidiaries shall have no liability in connection therewith, whether accrued, contingent or otherwise, all pursuant to written instrument in a form reasonably satisfactory to Parent: (i) that certain Management Agreement entered into between the Company and FITE GP (2004) Ltd. and Mivtach Shamir Holdings Ltd., dated March 22, 200l; (ii) that certain agreement for the provisions of management and advisory services entered into between the Company’s Subsidiary, Solbar Hatzor Ltd., Aman Hatzor Agricultural Cooperative Society (previously known as Kanola Hatzor Agricultural Cooperative Society) and the Kibbutz Members Cooperative, dated January 5, 2001 as amended on February 25, 2004, August 30, 2006 and March 22, 2007; (iii) that certain Employees Services Frame Agreement by and between the Company Subsidiary, SPE Solbar Plant Extracts Ltd., and Kibbutz Hatzor, dated January 1, 2001, as amended; and (iv) that certain Employees Services Frame Agreement by and between the Company Subsidiary, Solbar Hatzor Ltd., and Kibbutz Hatzor, dated January 1, 2001, as amended.

(j) Offset Letter. The letter attached as Section 6.2(j) to the Company Disclosure Schedule shall have been duly signed and delivered to the Company and Parent.

(k) Company Material Adverse Effect. Since the date hereof there shall not have occurred and exist any Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, that for purposes of this condition, all representations and warranties of Parent and Merger Sub shall be deemed to be true and correct in all material respects unless the failure of such representations and warranties to be so true and correct, results, or would reasonably be expected to result, individually or the aggregate, in a Parent Material Adverse Effect The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, provided, however, that unintentional breaches based on acts or omissions of which Parent’s management did not (and would not reasonably be expected to) have knowledge prior to such act of omission shall not be deemed to be a breach of this Section 6.3(b) unless such breaches result, or would reasonably be expected to result, individually or the aggregate, in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

SECTION 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3 to be satisfied, as the case may be, if such failure was caused by the failure of the party seeking to invoke such condition to comply with its obligations under this Agreement.

ARTICLE VII

Termination

SECTION 7.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger is not consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (or any adjournment thereof); or

(iii) if any Restraint having the effects set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach, failure or inaccuracy (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or, if susceptible to cure, is not cured by the Company within 25 calendar days following receipt of written notice from Parent of such breach, failure or inaccuracy; or

(ii) at any time prior to the date the Company Shareholder Approval is obtained, if (A) the Company’s Board of Directors makes a Company Adverse Recommendation Change pursuant to Section 5.3(c) or (B) the Board of Directors of the Company or any committee thereof (x) shall not have publicly rejected any Takeover Proposal that is not (or after the process described in Section 5.3(c), is no longer) a Superior Proposal within three business days of the making thereof (including, for these purposes, by taking no position in response to a tender offer or exchange offer, which shall be deemed a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within ten business days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal that is not (or after the process described in Section 5.3(c), is no longer) a Superior Proposal; or

(iii) if after the date of this Agreement there shall have occurred and exist any Company Material Adverse Effect; or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent and Merger Sub set forth in this Agreement shall fail to be true), which breach, failure or inaccuracy (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or, if susceptible to cure, is not cured by Parent within 25 calendar days following receipt of written notice from the Company of such breach, failure or inaccuracy; or

(ii) at any time prior to the date the Company Shareholder Approval is obtained, if (A) the Company’s Board of Directors makes a Company Adverse Recommendation Change pursuant to Section 5.3(c) and (B) the Company enters into a definitive agreement for a Superior Proposal; and prior thereto or concurrently therewith the Company pays Parent the Expenses and the Termination Fee pursuant to Sections 7.3(c) and (d).

SECTION 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the last sentence of Section 5.7, Sections 5.14, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (a) any payment obligations of the Company pursuant to Section 7.3, and (b) nothing shall relieve any party from liability for fraud or for any intentional breach of this Agreement prior to such termination.

SECTION 7.3. Expense Reimbursement and Termination Fee.

(a) If (i) this Agreement is terminated by any party pursuant to Section 7.1(b)(ii) and (ii) at such time, any Required Regulatory Consent has not been denied (or, if denied, any applicable appeal or request to reconsider has been denied), then the Company shall reimburse Parent for all of the Expenses in accordance with Section 7.3(e).

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and/or pursuant to Section 7.1(c)(ii) then the Company shall reimburse Parent for all of the Expenses of Parent and Merger Sub in accordance with Section 7.3(e).

(c) If (i) this Agreement is terminated by any party pursuant to Section 7.1(b)(i) and/or Section 7.1(b)(ii) and/or by Parent pursuant to Section 7.1(c)(ii) and (ii) prior to the date of termination or within nine (9) months of the date of termination, the Company enters into a definitive agreement with respect to, or there is consummated, a sale or transfer of at least 50% of the outstanding voting securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (in each case, whether in one transaction or a series of transactions and whether through a stock or asset sale, tender or exchange offer, merger, arrangement under the Israeli Companies Law, or other form of transaction having the same effect), then the Company shall reimburse Parent for all the Expenses and pay Parent the Termination Fee in accordance with Section 7.3(e).

(d) If this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall as a condition to such termination reimburse Parent for all the Expenses and pay Parent the Termination Fee in accordance with Section 7.3(e).

(e) Any Expense reimbursement payment required to be made pursuant to Section 7.3(a) and/or (b) shall be made to Parent promptly following termination of this Agreement pursuant to the applicable Section of this Agreement (and in any event not later than fifteen business days after delivery to the Company of notice of demand for payment accompanied, with respect to the payment of Expenses by a reasonable description of the nature and amount of Expenses incurred). Any Expense and Termination Fee payment required to be made pursuant to Section 7.3(c) shall be made to Parent promptly following the earlier of (i) the execution of a definitive agreement with respect to, and (ii) the date of the consummation of, any transaction (or series of transactions, if applicable) described in Section 7.3(b)(ii) (and in any event not later than fifteen business days after delivery to the Company of notice of demand for payment). Any Expenses and Termination Fee payments required to be made pursuant to Section 7.3(d) shall be made prior to (or concurrently with), and shall be an express condition to, any termination pursuant to Section 7.1(d)(ii) (provided that the payment of Expenses in such circumstance may be deferred until no later than fifteen business days following the Company’s receipt of a reasonable description of the nature and amount of Expenses incurred). All such Expense or Termination Fee payments shall be made by wire transfer of immediately available funds to an account designated by Parent in advance. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(f) Except as provided in Section 7.2(b), in the event payable and in such case once paid, the Termination Fee and/or the Expenses, as applicable, shall be the sole and exclusive remedy available to Parent and Merger Sub following termination of this Agreement. Upon payment of the Termination Fee and/or Expenses, as applicable, but except as provided in Section 7.2(b), the Company, its officers, shareholders, Affiliates or Representatives shall have no further liability with respect to this Agreement or its termination.

(g) If the Company fails to pay the Expenses and/or Termination Fee pursuant to this Section 7.3 when due, the unpaid amounts shall accrue interest from the date such payments were due until paid in full (including any interest accrued thereon), at a per annum rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate, plus 5% (or if less, the maximum rate permitted by applicable Law). In addition, the Company also shall pay to Parent all of Parent’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with efforts to collect any Termination Fee and/or Expenses (and any interest accrued thereon), as the case may be. The Company acknowledges that the Expense reimbursement and Termination Fee rights and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.1. No Survival, Etc. No information provided or made available, including any projections, forecasts or estimates of the Company and its Subsidiaries, shall be deemed to be disclosed for purposes of this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. No party to this Agreement has made or is making, and no party to this Agreement is relying upon, any representations or warranties of any nature, whether express or implied, other than the representations and warranties of the respective parties expressly set forth in this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and any other covenant or agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in the last sentence of Section 5.7, Sections 5.14, 7.2 and 7.3, and this Article VIII shall survive any termination indefinitely. The Confidentiality Agreement shall survive the execution and any termination of this Agreement in accordance with its terms. It is clarified that nothing shall relieve any party from or limit any party’s liability for fraud or for any intentional breach of this Agreement.

SECTION 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company’s shareholders without such approval.

SECTION 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto and (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any conditions for the waiving party’s benefit. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5. Counterparts. This Agreement may be executed by original, facsimile or electronic signature and in two or more counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries; Fees and Expenses. This Agreement, including the Company Disclosure Schedule, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder except for (i) the rights of the Company’s shareholders to receive the Merger Consideration following the Effective Time, (ii) the right of the holders of Options to receive the Option Consideration following the Effective Time and (iii) subject to Article VII hereof, the right of the Company, on behalf of its shareholders and holders of Options, to pursue direct damages in the event Parent does not consummate the Merger in breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub, provided, however, that the foregoing right and remedy shall only be available if the Company sought specific performance pursuant to Section 8.7(c) as its primary remedy and such was unobtainable . Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 8.7. Governing Law; Jurisdiction; Specific Enforcement.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Israel without regard to its conflict or choice of law principles.

(b) Any dispute between the parties arising out of or relating to this Agreement or any alleged breach thereof shall be brought or otherwise commenced in the courts of Tel Aviv, Israel. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the sole jurisdiction of the courts of Tel Aviv in connection with any such legal proceeding; (ii) agrees that the courts of Tel Aviv shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the courts of Tel Aviv, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Each party recognizes and acknowledges that a breach of its covenants and obligations in this Agreement would cause irreparable loss and damage to the other party as to which that party would not have an adequate remedy at law and for which monetary damages alone would not suffice. Accordingly, each party agrees that the parties shall be entitled to specific performance of the terms of this Agreement, and to seek and obtain an injunction or other equitable remedy as a remedy for (or to prevent) any breach of this Agreement. Each party further agrees that the parties shall be entitled to the entry of an order by an appropriate court in Tel Aviv, Israel to enforce any specific performance, injunctive or other equitable remedy granted, in addition to any other remedy to which that party may be entitled, at law or in equity. No party shall be required to post any bond or prove damages as a condition to seeking or obtaining specific performance, an injunction or other equitable relief or to obtain the entry of any such order in a court located in Tel Aviv, Israel.

SECTION 8.8. Notices. All notices, requests and other communications to any party hereunder (and any responses or consents to any request) shall be in writing and shall be deemed validly given if delivered personally (including via e-mail), by telecopier (which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attention:  Mark Palmquist
Facsimile:  651-355-4905
Email:  mark.palmquist@chsinc.com

with copies (which shall not constitute notice) to:

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attention:  Lisa Zell
Facsimile:  651-355-4554
Email:  lisa.zell@chsinc.com

and

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021
Israel
Attention: Richard J. Mann
Facsimile:
E-mail: rick@gkh-law.com

If to the Company prior to the Closing Date, to:

Solbar Industries Ltd.
2 Hahadarim Street
Ashdod 77121
Israel
Attention: Shaul Shelach, CEO
Facsimile: +972-8-856-1455
E-mail: shaul.shelach@solbar.com

with copies (which shall not constitute notice) to:

Naschitz, Brandes & Co.
5 Tuval Street
Tel-Aviv, 67897
Israel
Attention: Sharon Amir/Tuvia Geffen
Facsimile: +972-3-623-5005
E-mail: samir@nblaw.com and
tgeffen@nblaw.com

or such other address, facsimile number or e-mail address as any party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a business day prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 8.9. Severability. If any term or other provision of this Agreement is determined by the arbitrator or any applicable Governmental Authority of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.10. Definitions.

For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below.

“102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the Ordinance, and approved by the Israeli Taxing Authority, with respect to Company 102 Securities.

“Action” means any claim, cause of action, inquiry, grievance, lawsuit, charging order, arbitration, alternate dispute resolution proceeding, inquiry or investigation by or before a Governmental Authority.

“Adverse Condition” is defined in Section 5.4(d).

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the specified Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Aggregate Merger Consideration” is defined in Section 2.1(c).

“Agreement” is defined in the Preamble to this Agreement.

“Antitrust Laws” means the RTPA and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Audited Financial Statements” is defined in Section 3.5(e)(i).

“Balance Sheet Date” is defined in Section 3.5(e)(i).

“Bankruptcy and Equity Exception” is defined in Section 3.3(a).

“Book Entry Company Shares” is defined in Section 2.2(b)(i).

“Book-Entry Fund” is defined in Section 2.2(b)(i).

“business day” means a day ending at 5:00 p.m. (Israel time) except a Friday, Saturday, a Sunday or other day on which banks in the State of Israel and/or Minnesota are authorized or required by Law to be closed.

“Cause” shall have the meaning provided in such employee’s employment agreement and, in addition, shall mean:

(a)	the employee’s repeated failure to work cooperatively with the officers and senior employees of the Parent, Surviving Company or Subsidiaries;

(b)	the employee’s gross negligence or willful misconduct in performing any action, or not performing any action, that has had, or could have, alone or in the aggregate, a material negative impact on the Surviving Company;

(c)	the employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Surviving Company or its Subsidiaries;

(d)	the employee’s unauthorized use, misappropriation, destruction or diversion of any material asset or corporate opportunity of the Surviving Company or its Subsidiaries (including, without limitation, the employee’s improper use or disclosure of the Surviving Company or its Subsidiary’s’ confidential or proprietary information or his failure to abide by policies of the Surviving Company or its Subsidiaries relating to confidentiality);

(e)	any act by the employee which is intended to have a material detrimental effect on the Parent’s and/or the Surviving Company’s and/or its Subsidiary’s reputation or business;

(f)	any material breach by the employee of his or her employment agreement and/or proprietary information and inventions agreement with the Surviving Company or its Subsidiaries, as applicable, which breach is not cured within fifteen (15) days after employee receives notice from the Surviving Company or its Subsidiaries, as applicable, specifying such breach; or

(g)	the employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the employee’s ability to perform his duties with the Surviving Company or its Subsidiaries, as the case may be.

“Certificate” is defined in Section 2.1(b).

“Certificate of Merger” is defined in Section 1.3.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Registrar” is defined in Section 1.3.

“Company” is defined in the Preamble to this Agreement.

“Company 102 Securities” means (a) Options granted under Section 102 of the Ordinance and held by the 102 Trustee pursuant to the Ordinance, and (b) Company Ordinary Shares issued upon the exercise of any such Options and held by the 102 Trustee pursuant to the Ordinance.

“Company Adverse Recommendation Change” is defined in Section 5.3(c).

“Company Adverse Recommendation Notice” is defined in Section 5.3(c).

“Company Board Recommendation” is defined in Section 5.1(b).

“Company Charter Documents” is defined in Section 3.1(c).

“Company Contracts” is defined in Section 3.13(b).

“Company Disclosure Schedule” is defined in Article III.

“Company Employees” is defined in Section 5.11(a).

“Company Intellectual Property” means all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries, or owned by the Company or any of its Subsidiaries.

“Company IP Contract” means any and all Contracts concerning Intellectual Property or Technology, including all (a) licenses of Intellectual Property or Technology by the Company or any of its Subsidiaries to any third party, (b) licenses of Intellectual Property or Technology by any third party to the Company or any of its Subsidiaries, (c) Contracts between the Company or any of its Subsidiaries and any third party relating to the transfer, development, maintenance or use of Intellectual Property or Technology, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet websites, and (d) (i) consents or settlements or (ii) decrees, orders, injunctions, judgments or rulings by any Governmental Authority, in each case, governing the use, validity or enforceability of Intellectual Property or Technology.

“Company Israeli Documents” is defined in Section 3.5(a).

“Company Material Adverse Effect” any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or reasonably is expected to have a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that any such change, effect, event, occurrence state of facts or development to the extent resulting from any of the following, in and of itself, or themselves, shall not constitute a Company Material Adverse Effect: (i) changes in general economic or political conditions or the financial credit or securities markets (including changes in generally applicable interest or exchange rates) in general in any country or region in which the Company or its Subsidiaries conducts a material portion of their business, unless such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other companies operating in the country or region in the same industries in which the Company or its Subsidiaries operate, (ii) any change in accounting requirements or principles (including IFRS) or any change in applicable Laws or the interpretation thereof, unless such changes affect the Company or its Subsidiaries in a materially disproportionate manner, (iii) the announcement of this Agreement or the effect of any action taken or prohibited from being taken pursuant to the terms and conditions of this Agreement, (iv) any events, changes, developments or occurrences that affect the industries in which the Company and its Subsidiaries operate, except to the extent such events, changes, developments or occurrences affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants in such industries, (v) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism (other than such acts of war, armed hostilities or terrorism, or escalation or worsening thereof, that cause any damage or destruction to, or render physically unusable, any facility or property of the Company or any of its Subsidiaries or otherwise disrupt in any material manner the business or operations of the Company or any of its Subsidiaries), (vi) any decline in the market price or decrease or increase in the trading volume of Company Ordinary Shares, provided that this clause (vi) will not be construed to include any underlying change, effect, event, occurrence, state of facts or development that resulted in or contributed to any such decline, decrease or increase, (vii) the effect of any action taken by Parent or its Affiliates with respect to the Transactions or any action taken by the Company at the request of Parent or its Affiliates, (viii) any failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period, provided that this clause (viii) will not be construed to include any underlying change, effect, event, occurrence, state of facts or development that resulted in or contributed to any such failure and (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement, the Merger or the other Transactions, or the approval thereof.

“Company Ordinary Shares” is defined in Section 2.1.

“Company Plans” means each employment agreement and each material written plan, program, policy, contract, agreement or other arrangement, other than an employment agreement, providing for compensation, severance, termination pay, deferred compensation, retirement, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded including any “employee benefit plan” as defined under Section 3(3) of ERISA.

“Company Properties” is defined in Section 3.14(a).

“Company Property” is defined in Section 3.14(a).

“Company Shareholder Approval” is defined in Section 3.3(d).

“Company Shareholder Meeting” is defined in Section 5.1(a).

“Company Share Plans” means the Company’s 2006 Option Plan .

“Company Technology” means all Technology used for the conduct of the business of the Company or any of its Subsidiaries, or owned by the Company or any of its Subsidiaries.

“Computer Systems” is defined in Section 3.15(h).

“Confidentiality Agreement” is defined in Section 5.7.

“Convertible Debt” means the outstanding principal amount of debt issued by the Company in June 2007 to Clal Insurance Ltd. and other parties, which is convertible into Company Ordinary Shares at a conversion price of NIS 12.00 per Company Ordinary Share pursuant to the terms set forth therein.

“Contract” is defined in Section 3.3(c).

“Copyrights” means copyrights, whether registered or unregistered and whether or not registrable, (including copyrights in Software), mask work rights and registrations and applications therefore and all moral and common law rights therein.

“Effective Time” is defined in Section 1.3.

“Environmental Laws” means all Laws relating to the environment, health and safety, including without limitation, natural resources, wildlife, plants, habitat, marine sanctuaries and wetlands, endangered or threatened species, pollutants, contaminants, wastes, chemicals, radiation, worker protection, the use, presence, management, storage, transportation, treatment, disposal or Release or threatened Release of, or exposure to, Hazardous Materials or potentially contaminating materials, including by way of example and without limitation, the Israeli Hazardous Substance Law (and the guidelines set by the Israeli Ministry of Environmental Protection); the Israeli Licensing of Businesses Law; the Clean Air Law, and all guidelines set by the Israeli Ministry of Environmental Protection, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibly studies), fines (administrative, criminal or otherwise), penalties, sanctions and interest incurred as a result of any claim, demand or other proceeding by any other Person or in response to any violation or alleged violation of Environmental Laws or Permits required thereunder, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law or Permit required thereunder, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Permit or an exposure to or Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to Parent and its Affiliates), up to $1,500,000 in the aggregate, incurred by or on behalf of Parent or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations, due diligence investigations, and any other matters related to or in contemplation of this Agreement, the Merger and the other Transactions.

“Extension Order” has the meaning ascribed to it in the Collective Agreements Law 5717-1957.

“Filed Company ISA Documents” is defined in Section 3.5(h).

“Financial Statements” is defined in Section 3.5(e).

“Government Grants” is defined in Section 3.10(l).

“Governmental Authority” means any government, court, arbitrator, regulatory, self-regulatory, or administrative agency, commission or authority (including any securities exchange or their governing bodies), or other federal, state or local, domestic, foreign or multinational government or governmental instrumentality.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, a “substance of very high concern”, a “poison” or “radioactive” restricted” or words of similar meaning or effect, including any other material, substance or waste that is classified or defined as a threat to human health or the environment by any applicable Law.

“IFRS” means International Financial Reporting Standards and, in the case of full year financial statements, the Regulations of Securities (Annual Financial Statements) 2010.

“Indebtedness” means, with respect to the Company and its Subsidiaries (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to IFRS; (d) obligations for amount drawn under letters of credit or similar facilities or contingent reimbursement liabilities with respect to letters of credit or similar facilities, (e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (f) any guaranties, suretyships or other contingent obligations in respect of liabilities for borrowed money of others and (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnitee(s)” is defined in Section 5.9(a).

“Insurances” means any fund which has an insurance element or any issued insurance policy, including manager’s insurance, pension fund, life insurance, incapacity insurance or other similar fund which is established to insure or pay or provide benefits to an employee or his or her relatives in the event of the retirement, death or incapacity of such employee.

“Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of any jurisdiction: (a) Patents; (b) Marks; (c) Copyrights; (d) Trade Secrets; (e) all applications, registrations and permits related to any of the foregoing clauses (a) through (d); and (f) any and all other similar proprietary rights in any jurisdiction.

“Interim Statement” is defined in Section 3.5(e)(ii).

“Investment Center” means the Investment Center of the Israeli Ministry of Trade & Industry.

“Investment Center Approval” means the approval by the Investment Center of the change of ownership of the Company to be effected by the Merger.

“IRS” means the U.S. Internal Revenue Service.

“ISA” is defined in Section 3.5(a).

“Israeli Companies Law” is defined in the Recitals to this Agreement.

“Israeli Government Grants Ruling” is defined in Section 3.10(l).

“Israeli Personnel” means all employees, consultants or independent contractors of the Company (and any of its Subsidiaries) who reside or work in Israel.

“Israeli Securities Law” is defined in Section 3.5(a).

“ITA” is defined in Section 3.10(c).

“Knowledge” means, with respect to the Company, the actual knowledge of the persons listed in Section 8.10(b) of the Company Disclosure Schedule and such knowledge as such persons reasonably would be expected to have based on their position and responsibilities with the Company or its applicable Subsidiary.

“Latest Balance Sheet” is defined in Section 3.5(e)(ii).

“Laws” means laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities in whichever jurisdiction.

“Liens” means any liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests, except for any restrictions on transfer generally arising under any applicable Law.

“Marks” means trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing.

“Material Contract” is defined in Section 3.13(a)(xxiv).

“Merger” is defined in the Recitals to this Agreement.

“Merger Consideration” is defined in Section 2.1(c).

“Merger Proposal” is defined in Section 5.5(a).

“Merger Sub” is defined in the Preamble to this Agreement.

“New Plans” is defined in Section 5.11(c).

“Option” is defined in Section 2.3(a).

“Option Consideration” means, with respect to each Company Ordinary Share subject to an Option, an amount in cash equal to (i) $4.00 less (ii) the exercise price payable for such Company Ordinary Share subject to such Option.

“Option Schedule” is defined in Section 2.3(c).

“Options Tax Ruling” is defined in Section 5.12(c).

“Order” means any decision, directive, judgment, order, writ, injunction, decree, ruling, subpoena, mandate or legally binding statement, edict or proclamation of any Governmental Authority.

“Ordinance” is defined in Section 2.2(g).

“Other Approvals” means the approvals, consents and notices set forth in Section 8.10(a) of the Company Disclosure Schedule.

“Owned Property” and “Owned Properties” are defined in Section 3.14(a).

“Parent” is defined in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any event or circumstance which reasonably would prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions.

“Patents” means patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof.

“Paying Agent” is defined in Section 2.2(a).

“Payoff Instructions” is defined in Section 5.13.

“Permits” is defined in Section 3.8.

“Permitted Exceptions” means (a) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Parent; (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor and reflected in the most recent Filed Company ISA Documents in accordance with IFRS; (c) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (d) zoning, entitlement and other land use and environmental regulations by any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personal Data” means any and all data that concerns an identified and/or identifiable individual natural person in connection with the operation of the Company or its Subsidiaries.

“Personal Property Leases” is defined in Section 3.19(b).

“Policies” is defined in Section 3.16.

“PRC” means the People’s Republic of China, which, for the purpose of this Agreement, excludes the Special Administration Regions of Hong Kong and Macau.

“PRC Sub” means Solbar Ningbo Food Co., Ltd., including all of its subsidiaries, branches, liaison offices, management offices, warehouses, or other locations of business within the PRC.

“Products” means all products manufactured, sold, leased, licensed, distributed or delivered and services provided by the Company or any of its Subsidiaries.

“Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

“R&D Sponsor” is defined in Section 3.15(k).

“Real Property Lease” is defined in Section 3.14(a).

“Real Property Leases” is defined in Section 3.14(a).

“Registration Company” is defined in Section 2.2(b)(i).

“Related Persons” is defined in Section 3.21.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, exposure to, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” is defined in Section 5.3(a).

“Required Regulatory Consents” means the following approvals, consents and notices:

(i) The approval of the Merger by the Israeli Commissioner of Restrictive Trade Practices pursuant to the RTPA shall have been obtained or, alternatively, the waiting period prescribed under the RTPA, including any extensions thereof, shall have expired without receipt of a response from the Israeli Commissioner of Restrictive Trade Practices.

(ii) The approval of the Merger by the competent Governmental Authority in Russia and competent Governmental Authority in the Ukraine pursuant to applicable Antitrust Law shall have been obtained or, alternatively, the waiting period prescribed under the Russian and Ukrainian Antitrust Law, as applicable, including any extensions thereof, shall have expired without receipt of a response from the applicable Governmental Authority in Russia and in the Ukraine, as applicable.

(iii) The approval of the Israeli Office of Chief Scientist, to the extent required pursuant to Israeli legal requirements for the consummation of the Transactions.

(iv) The Investment Center Approval, to the extent required pursuant to Israeli legal requirements for the consummation of the Transactions.

“Restraints” is defined in Section 6.1(b).

“RTPA” means the Restrictive Trade Practices Act, 1988 and the regulations promulgated thereunder and any other applicable Israeli antitrust or fair trade Law.

“Shareholders Meeting Immediate Report” is defined in Section 5.1(a).

“Signing Immediate Report” is defined in Section 5.1(a).

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing, except for shrink-wrap or other off-the-shelf software that may be purchased or licensed from a third party.

“Subsidiary” when used with respect to any specified party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated (wholly or proportionately) with those of such specified party in such specified party’s consolidated financial statements if such financial statements were prepared in accordance with IFRS, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity interests or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such specified party or one or more Subsidiaries of such specified party or by such specified party and one or more Subsidiaries of such specified party.

“Subsidiary Documents” is defined in Section 3.1(c).

“Substantial Creditors” is defined in Section 5.5(b)(ii).

“Superior Proposal” means any bona fide written proposal to acquire at least 50% of the outstanding voting securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole that is no more conditional than this Agreement as then in effect, and otherwise is on terms which the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and any Company financial advisor, to be materially more favorable to the holders of Company Ordinary Shares than the Merger solely from a financial point of view, taking into account the value of the Merger Consideration payable per Company Ordinary Share and all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof) and the terms and certainty of this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such proposal or otherwise).

“Surviving Company” is defined in Section 1.1.

“Tail Policy” is defined in Section 5.2.

“Takeover Proposal” means any bona fide proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of the Company’s Subsidiaries) with a value equal to twenty percent (20%) or more of the aggregate Merger Consideration payable hereunder to the holders of Company Ordinary Shares, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership of twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case, other than the Merger or (e) arrangement under Section 350 of the Israeli Companies Law.

“TASE” means the Tel-Aviv Stock Exchange.

“Taxes” means (a) all federal, state, local, or provincial (whether Israeli, U.S. or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, national insurance, unemployment, excise, severance, stamp, occupation, property and estimated taxes, betterment taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed by any Governmental Authority, (b) interest, penalties, linkage, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) and/or (b) of any Person payable by reason of contract, assumption, transferee liability, operation of Law or otherwise.

“Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Termination Date” means March 31, 2012; provided, that the Termination Date may be extended at Parent’s sole election by no more than 45 days in the aggregate if on such date (a) the Company Shareholder Meeting has not yet been held, (b) there are any Restraints then in effect which are being challenged or appealed by Parent or at Parent’s request, (c) any Required Regulatory Consents or Other Approvals are then pending or have not been finally denied or (d) the applicable waiting periods in Section 6.1(c) have not yet expired.

“Termination Fee” is 4% (four percent) of the Total Consideration.

“Total Consideration” means the Aggregate Merger Consideration together with the aggregate Option Consideration that the holders of Options are entitled to receive pursuant to Section 2.3(a).

“Trade Secrets” means confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information.

“Transaction Expenses” means out-of-pocket fees and expenses incurred by or on behalf of (or payable by) the Company or its Affiliates (or by the Surviving Company as successor by merger to the Company) in connection with or in contemplation of the Transactions, including, without limitation, any fees and expenses of legal counsel, financial advisors, investment bankers and accountants, proxy solicitors, public relations firms and investor relations firms.

“Transactions” refers collectively to the Merger and the other transactions contemplated by this Agreement.

“VAT” means value added or equivalent Taxes with respect to any applicable jurisdiction or transaction.

“Withholding Tax Ruling” is defined in Section 5.12(c).

“Working Capital” means, as of the applicable time, the current assets of the Company and its Subsidiaries (excluding cash and cash equivalents) on a consolidated basis less the current liabilities of the Company and its Subsidiaries (excluding current maturities of long term bank loans and convertible debt) on a consolidated basis, in each case determined in accordance with IFRS consistent with year-end audited financial statements.

“Working Capital Statement” means an unaudited statement and calculation of the Working Capital setting forth the Company’s Working Capital.

SECTION 8.11. Interpretation.

(a) When a reference is made in this Agreement to an “Article”, a “Section”, “Exhibit” or “Schedule”, such reference shall be to an “Article” of, a “Section” of, or an “Exhibit” or “Schedule” to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Except as otherwise expressly specified herein, all references to “USD”, “Dollars”, “cents” or “$” shall be deemed to be references to currency of the United States of America, unless otherwise specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed, interpreted, applied and enforced as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the purported authorship of any specific provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Solbar Industries Ltd.
By:	/s/ Shaul Shelach

Name: Shaul Shelach
Title: Chief Operating Officer
By:	/s/ Ami Boehm

Name: Ami Boehm
Title: Director
By:	/s/ Mark Palmquist

Name: Mark Palmquist
Title: Executive Vice President and Chief Operating Officer, Ag Business
Science Merger Sub Ltd.
By:	/s/ Mark Palmquist

Name: Mark Palmquist
Title: Executive Vice President and Chief Operating Officer, Ag Business